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Exhibit 99.4

Assured Guaranty Corp.

Consolidated Financial Statements

(Unaudited)

Index

September 30, 2010

Page(s)
Financial Statements
Consolidated Balance Sheets (unaudited) as of September 30, 2010 and December 31, 2009	2
Consolidated Statements of Operations (unaudited) for the Three and Nine Months Ended September 30, 2010 and 2009	3
Consolidated Statements of Comprehensive Income (unaudited) for the Three and Nine Months Ended September 30, 2010 and 2009	4
Consolidated Statement of Shareholder's Equity (unaudited) for the Nine Months Ended September 30, 2010	5
Consolidated Statements of Cash Flows (unaudited) for the Nine Months Ended September 30, 2010 and 2009	6
Notes to Consolidated Financial Statements (unaudited)	7 - 83

Assured Guaranty Corp.

Consolidated Balance Sheets (Unaudited)

(dollars in thousands except per share and share amounts)

	September 30, 2010	December 31, 2009
Assets
Investment portfolio:
Fixed maturity securities, available-for-sale, at fair value (amortized cost of $2,463,311 and $2,002,706)	$2,589,017	$2,045,211
Short-term investments, at fair value	269,651	802,567

Total investment portfolio	2,858,668	2,847,778
Cash	11,117	2,470
Premiums receivable, net of ceding commissions payable	329,827	351,468
Ceded unearned premium reserve	417,108	435,268
Deferred acquisition costs	52,884	45,162
Reinsurance recoverable on unpaid losses	62,100	50,706
Credit derivative assets	277,084	251,992
Committed capital securities, at fair value	9,097	3,987
Deferred tax asset, net	245,122	241,796
Salvage and subrogation recoverable	218,228	169,917
Financial guaranty variable interest entities' assets	404,441	—
Other assets	99,312	99,266

Total assets	$4,984,988	$4,499,810

Liabilities and shareholder's equity
Unearned premium reserves	$1,398,808	$1,451,576
Loss and loss adjustment expense reserve	210,706	191,211
Note payable to affiliate	300,000	300,000
Credit derivative liabilities	1,078,036	1,076,726
Reinsurance balances payable, net	150,790	165,892
Financial guaranty variable interest entities' liabilities with recourse	414,646	—
Financial guaranty variable interest entities' liabilities without recourse	12,062	—
Other liabilities	150,065	88,188

Total liabilities	$3,715,113	$3,273,593

Commitments and contingencies
Preferred stock ($1,000 liquidation preference, 200,004 shares authorized; none issued and outstanding)	—	—
Common stock ($720.00 par value, 500,000 shares authorized; 20,834 shares issued and outstanding)	15,000	15,000
Additional paid-in capital	1,037,059	1,037,059
Retained earnings	143,093	153,738
Accumulated other comprehensive income (loss), net of deferred tax provision (benefit) of $40,237 and $10,999	74,723	20,420

Total shareholder's equity	1,269,875	1,226,217

Total liabilities and shareholder's equity	$4,984,988	$4,499,810

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Operations (Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues
Net earned premiums	$27,626	$13,396	$82,254	$107,787
Net investment income	19,835	19,241	63,190	58,255
Net realized investment gains (losses):
Other-than-temporary impairment ("OTTI") losses	—	(2,407)	(400)	(10,079)
Less: portion of OTTI loss recognized in other comprehensive income	—	(1,585)	—	(4,988)
Other net realized investment gains (losses)	(157)	1,390	2,691	11,253

Net realized investment gains (losses)	(157)	568	2,291	6,162
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	28,410	21,924	45,592	66,897
Net unrealized gains (losses)	(202,909)	(84,539)	13,803	(332,572)

Net change in fair value of credit derivatives	(174,499)	(62,615)	59,395	(265,675)
Fair value gain (loss) on committed capital securities	(2,208)	(1,236)	5,110	(42,140)
Financial guaranty variable interest entities' revenues	16,915	—	71,398	—
Other income	853	3,473	(4,261)	4,606

Total Revenues	(111,635)	(27,173)	279,377	(131,005)

Expenses
Loss and loss adjustment expenses	18,014	77,836	56,259	145,645
Amortization of deferred acquisition costs	4,240	98	9,920	2,854
Interest expense	3,750	—	11,250	—
Financial guaranty variable interest entities' expenses	(7,375)	—	44,048	—
Goodwill impairment	—	85,417	—	85,417
Other operating expenses	18,789	18,103	65,451	66,892

Total Expenses	37,418	181,454	186,928	300,808

Income (loss) before income taxes	(149,053)	(208,627)	92,449	(431,813)
Provision (benefit) for income taxes
Current	31,177	(61,313)	34,327	(48,169)
Deferred	(86,870)	22,878	(11,132)	(78,124)

Total provision (benefit) for income taxes	(55,693)	(38,435)	23,195	(126,293)

Net income (loss)	$(93,360)	$(170,192)	$69,254	$(305,520)

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Comprehensive Income (Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net income(loss)	$(93,360)	$(170,192)	$69,254	$(305,520)
Unrealized holding gains (losses) during the period, net of tax of $20,347, $24,117, $29,790 and $35,023	37,789	44,788	55,330	65,042
Less: reclassification adjustment for gains (losses) included in net income (loss), net of deferred income tax provision (benefit) of $(55), $199, $802 and $2,157	(102)	369	1,489	4,005

Change in net unrealized gains on investments	37,891	44,419	53,841	61,037
Change in cumulative translation adjustment	5,660	527	462	(1,632)

Other comprehensive income (loss)	43,551	44,946	54,303	59,405

Comprehensive income (loss)	$(49,809)	$(125,246)	$123,557	$(246,115)

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statement of Shareholder's Equity (Unaudited)

For the Nine Months Ended September 30, 2010

(in thousands)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder's Equity
Balance, December 31, 2009	$—	$15,000	$1,037,059	$153,738	$20,420	$1,226,217
Cumulative effect of accounting change—consolidation of variable interest entities effective January 1, 2010 (Note 8)	—	—	—	(39,898)	—	(39,898)

Balance, January 1, 2010	—	15,000	1,037,059	113,840	20,420	1,186,319
Net income	—	—	—	69,254	—	69,254
Dividends	—	—	—	(40,001)	—	(40,001)
Change in cumulative translation adjustment, net of tax of $250	—	—	—	—	462	462
Investments with no OTTI, net of deferred income tax provision (benefit) of $28,740	—	—	—	—	53,380	53,380
Investments with OTTI, net of deferred income tax provision (benefit) of $1,050	—	—	—	—	1,950	1,950
Less: reclassification adjustment for gains (losses) included in net income (loss), net of deferred income tax provision (benefit) of $802	—	—	—	—	1,489	1,489

Balance, September 30, 2010	$—	$15,000	$1,037,059	$143,093	$74,723	$1,269,875

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2010	2009
Net cash flows provided by (used in) operating activities	$(36,908)	$256,269

Investing activities
Fixed maturity securities:
Purchases	(710,351)	(632,804)
Sales	172,149	503,991
Maturities	113,256	2,889
Net sales (purchases) of short-term investments, net	533,217	(116,710)
Net proceeds from financial guaranty variable interest entities' assets	10,416	—

Net cash flows provided by (used in) investing activities	$118,687	(242,634)

Financing activities
Dividends paid	(40,001)	(16,813)
Net paydowns of financial guaranty variable interest entities' liabilities	(33,062)	—

Net cash flows provided by (used in) financing activities	(73,063)	(16,813)
Effect of exchange rate changes	(69)	292

Increase (decrease) in cash	8,647	(2,886)
Cash at beginning of period	2,470	7,823

Cash at end of period	$11,117	$4,937

Supplemental cash flow information
Cash paid during the period for:
Income taxes	$—	$6,759

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2010

1. Business and Organization

        Assured Guaranty Corp. ("AGC" and, together with its subsidiary, the "Company") is a Maryland domiciled insurance company which commenced operations in January 1988. It is licensed to conduct financial guaranty insurance business in all fifty states of the United States ("U.S."), the District of Columbia and Puerto Rico. The Company's principal product is a guaranty of scheduled principal and interest payments when due on: debt securities issued by governmental entities such as U.S. state or municipal authorities; obligations issued for international infrastructure projects; and asset-backed securities ("ABS") issued by special purpose entities ("SPEs"). AGC's ultimate parent is Assured Guaranty Ltd. ("AGL" and, together with its subsidiaries, "Assured Guaranty"), a Bermuda-based insurance holding company that provides, through its operating subsidiaries, credit protection products to the public finance, infrastructure and structured finance markets in the U.S. as well as internationally. AGC owns 100% of Assured Guaranty (UK) Ltd. ("AGUK"), a company incorporated in the United Kingdom ("U.K.") as a U.K. insurance company and which is also authorized to operate in various countries throughout the European Economic Area.

        On July 1, 2009 (the "Acquisition Date"), Assured Guaranty acquired Financial Security Assurance Holdings Ltd. (renamed Assured Guaranty Municipal Holdings Inc. and, together with its subsidiaries acquired by Assured Guaranty, is referred to as "AGMH") and most of its subsidiaries, including Assured Guaranty Municipal Corp. ("AGM"), from Dexia Holdings Inc. ("Dexia Holdings") (the "AGMH Acquisition"). AGM is a New York domiciled financial guaranty insurance company and the principal operating subsidiary of AGMH. AGM participates in the same markets and issues financial guaranty contracts similar to those issued by AGC. AGM indirectly, through its subsidiary Assured Guaranty Municipal Insurance Company (formerly FSA Insurance Company), owns Assured Guaranty (Europe) Ltd. (formerly Financial Security Assurance (U.K.) Limited, "AGE").

        AGUK and AGE are insurance companies organized and authorized in the U.K. to transact the following classes of insurance: class 14 (credit), class 15 (suretyship) and class 16 (miscellaneous financial loss). Assured Guaranty's management has been in discussions with the Financial Services Authority (the "UK FSA") relating to AGUK's and AGE's large reinsurance exposures to their respective parents, AGC and AGM, and with respect to certain AGUK guaranteed transactions. AGUK's board of directors has determined that it is not necessary to maintain both companies to write new business. Accordingly, Assured Guaranty has elected to place AGUK into run-off and has filed a run-off plan with the UK FSA. Instead, Assured Guaranty will utilize AGE as the entity from which to write business in the European Economic Area. Management has agreed with the UK FSA that any new business written by AGE will be guaranteed using a co-insurance structure pursuant to which AGE will co-insure municipal and infrastructure transactions with AGM, and structured finance transactions with AGC. AGE's financial guarantee will guarantee approximately 5 to 7% of the total exposure, and AGM's or AGC's financial guarantee will guarantee the remaining exposure under the transaction. AGM or AGC will also issue a second-to-pay insurance policy to cover AGE's financial guarantee.

        The global financial markets experienced volatility and disruption over the past several years including depressed home prices and increased foreclosures, falling equity market values, rising unemployment, declining business and consumer confidence and the risk of increased inflation, which have precipitated an economic slowdown. While there have been signs of a recovery as seen by stabilizing unemployment and home prices as well as rising equity markets, management cannot assure you that volatility and disruption will not return to these markets in the near term. These conditions

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

1. Business and Organization (Continued)

may adversely affect the Company's future profitability, financial position, investment portfolio, cash flow, statutory capital, financial strength ratings and stock price. Additionally, future legislative, regulatory or judicial changes in the jurisdictions regulating the Company may adversely affect its ability to pursue its current mix of business, materially impacting its financial results.

Segments

        The Company's business includes two principal segments: financial guaranty direct and financial guaranty reinsurance. The financial guaranty direct and reinsurance segments include financial guaranties of residential mortgage-backed securities ("RMBS") and commercial mortgage-backed securities ("CMBS"). The segments are reported net of business ceded to external reinsurers. The financial guaranty segments include contracts accounted for as both insurance and credit derivatives. These segments are further discussed in Note 18.

Importance of Financial Strength Ratings

        Debt obligations guaranteed by AGC and its subsidiary AGUK are generally awarded debt credit ratings that are the same rating as the financial strength rating of AGC or AGUK, as the case may be. Investors in products insured by AGC or AGUK frequently rely on rating agency ratings because they influence the trading value of securities and form the basis for many institutions' investment guidelines as well as individuals' bond purchase decisions. Therefore, AGC and AGUK manage their businesses with the goal of achieving high financial strength ratings, preferably the highest that an agency will assign. However, the models used by rating agencies differ, presenting conflicting goals that sometimes make it inefficient or impractical to reach the highest rating level. The models are not fully transparent, contain subjective data (such as assumptions about future market demand for the Company's products) and change frequently.

        Historically, insurance financial strength ratings reflect an insurer's ability to pay under its insurance policies and contracts in accordance with their terms. The rating is not specific to any particular policy or contract. Insurance financial strength ratings do not refer to an insurer's ability to meet non-insurance obligations and are not a recommendation to purchase any policy or contract issued by an insurer or to buy, hold, or sell any security insured by an insurer. The ratings also reflect qualitative factors with respect to certain items as the insurer's business strategy and franchise value, the anticipated future demand for its product, the composition of its portfolio, as well as its capital adequacy, profitability and financial flexibility.

        The rating agencies have developed and published methodologies for rating financial guaranty insurers and reinsurers. The insurance financial strength ratings assigned by the rating agencies are based upon factors relevant to policyholders and are not directed toward the protection of investors in AGL's common shares. The rating criteria used by the rating agencies in establishing these ratings include consideration of the sufficiency of capital resources to meet projected growth (as well as access to such additional capital as may be necessary to continue to meet applicable capital adequacy standards), a company's overall financial strength, and demonstrated management expertise in financial guaranty and traditional reinsurance, credit analysis, systems development, marketing, capital markets and investment operations. Ratings reflect only the views of the respective rating agencies and are subject to continuous review and revision or withdrawal at any time.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

1. Business and Organization (Continued)

        On October 25, 2010, Standard & Poor's Ratings Services ("S&P") lowered the counterparty credit and insurer financial strength ratings on AGC and AGUK to AA+ from AAA and changed its outlook on such entities from negative to stable. In changing the outlook of AGC and AGUK from negative to stable, S&P noted in its Research Update the Company's strong capitalization, largely investment-grade book of insured par and strong business position. According to S&P, an S&P rating outlook assesses the potential direction of a long-term credit rating over the intermediate term (typically six months to two years) and stable means that a rating is not likely to change during that period. S&P noted in its Research Update that if the Company were to report meaningful statutory losses, it would lower the ratings or revise the outlook to negative.

2. Basis of Presentation

        The unaudited interim consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP") and, in the opinion of management, reflect all adjustments, which are of a normal recurring nature, necessary for a fair statement of the Company's financial condition, results of operations and cash flows for the periods presented. The year end 2009 balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These unaudited interim consolidated financial statements cover the three-month period ended September 30, 2010 ("Third Quarter 2010"), the three-month period ended September 30, 2009 ("Third Quarter 2009), the nine-month period ended September 30, 2010 ("Nine Months 2010") and the nine-month period ended September 30, 2009 ("Nine Months 2009). Results of operations for Third Quarter and Nine Months 2010 and 2009 are not necessarily indicative of the results that may be expected for a full year. Financial statements for periods since January 1, 2010 include the effects of consolidating certain financial guaranty variable interest entities ("VIEs") (See Note 8).

        Intercompany accounts and transactions between and among AGC and its subsidiaries have been eliminated as well as transactions between AGC and its consolidated VIEs. Certain prior year balances have been reclassified to conform to the current year's presentation.

        These unaudited interim consolidated financial statements should be read in conjunction with the Company's consolidated financial statements included as Exhibit 99.1 in AGL's Form 8-K dated August 6, 2010, filed with the U.S. Securities and Exchange Commission (the "SEC").

        In October 2010, the Financial Accounting Standards Board adopted Accounting Standards Update ("Update") No. 2010-26. This amendment in the Update specifies that certain costs incurred in the successful acquisition of new and renewal insurance contracts should be capitalized. These costs include incremental direct costs of contract acquisition that result directly from and are essential to the contract transaction and would not have been incurred by the insurance entity had the contract transaction not occurred. Costs incurred by the insurer for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs should be charged to expense as incurred. The amendment in the Update is

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

2. Basis of Presentation (Continued)

effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. The amendments in this Update will be applied prospectively upon adoption. Retrospective application to all prior periods presented upon the date of adoption also is permitted, but not required. Early adoption is permitted, but only at the beginning of an entity's annual reporting period. The Company is currently evaluating the impact the amendment in the Update will have on its consolidated financial statements.

3. Outstanding Exposure

        The Company writes insurance policies and credit derivative contracts which collectively are considered financial guaranty contracts. They typically guarantee the scheduled payments of principal and interest ("debt service") on public finance and structured finance obligations. Outstanding par and debt service amounts are presented below, including outstanding exposures on VIEs whether or not they are consolidated.

Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	September 30, 2010	December 31, 2009	September 30, 2010	December 31, 2009
	(in millions)
Public Finance	$169,796	$174,301	$120,526	$123,669
Structured Finance	78,049	85,566	57,060	62,937

Total	$247,845	$259,867	$177,586	$186,606

        The Company seeks to limit its exposure to losses by underwriting obligations that are investment grade ("IG") at inception, diversifying its portfolio and maintaining rigorous subordination or collateralization requirements on structured finance obligations, as well as through reinsurance.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

3. Outstanding Exposure (Continued)

        The following tables present par outstanding by type of issue for public finance obligations or by collateral for structured finance obligations, and by rating.

Summary of Public Finance Insured Portfolio
By Type of Issue

	Gross Par Outstanding		Ceded Par Outstanding		Net Par Outstanding
Types of Issues	September 30, 2010	December 31, 2009	September 30, 2010	December 31, 2009	September 30, 2010	December 31, 2009
	(in millions)
U.S.:
General obligation	$36,192	$35,616	$10,445	$10,316	$25,747	$25,300
Tax backed	16,038	16,409	4,073	4,114	11,965	12,295
Municipal utilities	12,269	12,825	3,131	3,288	9,138	9,537
Transportation	8,736	8,928	1,997	2,030	6,739	6,898
Healthcare	7,843	8,366	2,642	2,873	5,201	5,493
Higher education	4,711	4,846	1,300	1,346	3,411	3,500
Infrastructure finance	1,437	1,735	475	554	962	1,181
Investor-owned utilities	717	749	79	61	638	688
Housing	429	468	99	102	330	366
Other public finance—U.S.	2,373	2,583	674	718	1,699	1,865

Total public finance—U.S.	90,745	92,525	24,915	25,402	65,830	67,123
Non-U.S.:
Pooled infrastructure	4,639	4,684	2,107	2,169	2,532	2,515
Infrastructure finance	1,851	1,926	525	545	1,326	1,381
Regulated utilities	2,534	2,533	1,409	1,375	1,125	1,158
Other public finance—non-U.S.	158	636	41	115	117	521

Total public finance—non-U.S.	9,182	9,779	4,082	4,204	5,100	5,575

Total public finance obligations	$99,927	$102,304	$28,997	$29,606	$70,930	$72,698

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

3. Outstanding Exposure (Continued)

        The par outstanding of insured obligations in the structured finance portfolio includes the following amounts by type of collateral:

Summary of Structured Finance Insured Portfolio
By Type of Collateral

	Gross Par Outstanding		Ceded Par Outstanding		Net Par Outstanding
Types of Collateral	September 30, 2010	December 31, 2009	September 30, 2010	December 31, 2009	September 30, 2010	December 31, 2009
	(in millions)
U.S.:
Pooled corporate obligations	$28,446	$30,699	$7,255	$7,819	$21,191	$22,880
RMBS	13,063	14,683	3,084	3,471	9,979	11,212
CMBS and other commercial real estate exposures	6,927	7,100	1,322	1,333	5,605	5,767
Consumer receivables	3,000	3,662	672	674	2,328	2,988
Structured credit	2,037	2,173	796	793	1,241	1,380
Commercial receivables	1,450	1,359	346	339	1,104	1,020
Insurance securitizations	1,100	1,100	845	845	255	255
Other structured finance—U.S.	142	669	25	125	117	544

Total structured finance—U.S.	56,165	61,445	14,345	15,399	41,820	46,046
Non-U.S.:
Pooled corporate obligations	9,465	9,887	2,520	2,646	6,945	7,241
RMBS	3,210	3,558	1,037	1,120	2,173	2,438
Commercial receivables	889	1,089	310	355	579	734
Structured credit	750	870	303	345	447	525
CMBS and other commercial real estate exposures	375	469	87	110	288	359
Insurance securitizations	923	923	644	645	279	278
Other structured finance—non-U.S.	3	220	—	71	3	149

Total structured finance—non-U.S.	15,615	17,016	4,901	5,292	10,714	11,724

Total structured finance obligations	$71,780	$78,461	$19,246	$20,691	$52,534	$57,770

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

3. Outstanding Exposure (Continued)

Summary of Insured Portfolio By Rating

	September 30, 2010		December 31, 2009
Ratings(1)	Net Par Outstanding	% of Net Par Outstanding	Net Par Outstanding	% of Net Par Outstanding
	(dollars in millions)
Super senior	$11,475	9.3%	$15,902	12.2%
AAA	22,022	17.8	20,026	15.3
AA	15,907	12.9	17,918	13.7
A	46,711	37.8	48,129	36.9
BBB	18,152	14.7	20,266	15.5
Below investment grade ("BIG") (See Note 4)	9,197	7.5	8,227	6.4

Total exposures	$123,464	100.0%	$130,468	100.0%

(1)
Represents the Company's internal rating. The Company's ratings scale is similar to that used by the nationally recognized rating agencies; however, the ratings in the above table may not be the same as ratings assigned by any nationally recognized rating agency. The super senior category, which is not generally used by rating agencies, is used by the Company in instances where the Company's triple-A-rated exposure on its internal rating scale has additional credit enhancement due to either (1) the existence of another security rated triple-A that is subordinated to the Company's exposure or (2) the Company's exposure benefiting from a different form of credit enhancement that would pay any claims first in the event that any of the exposures incurs a loss, and such credit enhancement, in management's opinion, causes the Company's attachment point to be materially above the triple-A attachment point.

        The Company may purchase securities that it has insured, and for which it has expected losses, in order to economically mitigate insured losses. These securities are purchased at trading discounts. As of September 30, 2010, securities purchased for loss mitigation purposes had a fair value of $41.2 million representing $110.8 million of gross par outstanding. In addition, under the terms of certain credit derivative contracts, the Company has obtained the underlying collateral of transactions and recorded it in invested assets in the consolidated balance sheets. Such amounts totaled $4.5 million, representing $39.4 million in gross par outstanding.

        As part of its financial guaranty business, AGC enters into credit derivative transactions. In such transactions, the buyer of protection pays the seller of protection a periodic fee in fixed basis points on a notional amount. In return, the seller makes a contingent payment to the buyer if one or more defined credit events occurs with respect to one or more third party referenced securities or loans. A credit event may be a nonpayment event such as a failure to pay, bankruptcy or restructuring, as negotiated by the parties to the credit derivative transaction. The total notional amount of insured credit derivative exposure outstanding which is accounted for at fair value as of September 30, 2010 and December 31, 2009 and included in the Company's financial guaranty exposure in the tables above was $44.8 billion and $48.2 billion, respectively. See Note 7.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

3. Outstanding Exposure (Continued)

        In addition to amounts shown in the tables above, the Company had outstanding commitments to provide guarantees of $5.2 billion for structured finance and $0.1 million for public finance commitments at September 30, 2010. The structured finance commitments include the unfunded component of and delayed draws on pooled corporate transactions. Public finance commitments are typically short term and relate to primary and secondary public finance debt issuances. The commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be cancelled at the counterparty's request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

4. Significant Risk Management Activities

        Surveillance personnel are responsible for monitoring and reporting on all transactions in the insured portfolio, including exposures in both financial guaranty insurance and credit derivative form. The primary objective of the surveillance process is to monitor trends and changes in transaction credit quality, detect any deterioration in credit quality, and recommend to management such remedial actions as may be necessary or appropriate. All transactions in the insured portfolio are assigned internal credit ratings, and Surveillance personnel are responsible for recommending adjustments to those ratings to reflect changes in transaction credit quality.

        Work-out personnel are responsible for managing work-out and loss mitigation situations. They develop strategies designed to enhance the ability of the Company to enforce its contractual rights and remedies and to mitigate its losses, engage in negotiation discussions with transaction participants and, when necessary, manage (along with legal personnel) the Company's litigation proceedings.

Significant Loss Mitigation Activities

        Since the onset of the financial crisis, the Company has shifted personnel to loss mitigation and work-out activities and hired new personnel to augment its efforts. Although the Company's loss mitigation efforts may extend to any transaction it has identified as having loss potential, much of the recent activity has been focused on RMBS.

        Generally, when mortgage loans are transferred into a securitization, the loan originator(s) and/or sponsor(s) provide representations and warranties ("R&W") that the loans meet certain characteristics, and a breach of such R&W often requires that the loan be repurchased from the securitization. In many of the transactions the Company insures, it is in a position to enforce these requirements. The Company uses internal resources as well as third party forensic underwriting firms and legal firms to pursue breaches of R&W. If a provider of R&W refuses to honor its repurchase obligations, the Company may choose to initiate litigation. See "Recovery Litigation" in Note 5 below.

        The quality of servicing of the mortgage loans underlying an RMBS transaction influences collateral performance and ultimately the amount (if any) of the Company's insured losses. The Company has established a group to mitigate RMBS losses by influencing mortgage servicing, including causing the transfer of servicing or establishing special servicing.

        In the fall of 2010, several large RMBS servicers suspended foreclosures because of allegations of a widespread failure to comply with foreclosure procedures and faulty loan documentation. These issues are being investigated by various state attorney general offices throughout the U.S. The

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

4. Significant Risk Management Activities (Continued)

suspension of foreclosures and subsequent investigation will lead to additional servicing costs and expenses, including without limitation, increased advances by the servicers for principal and interest, taxes, insurance and legal costs. The Company is increasing its monitoring efforts to ensure that the servicers comply with their obligations under servicing contracts, including bearing the losses and expenses incurred as a result of this issue. These same foreclosure issues are expected to impact the timing of losses to RMBS transactions that the Company has insured, which may impact the speed at which various classes of RMBS securities amortize, and so could impact the size of losses ultimately paid by the Company. The Company expects these issues to take some time to resolve.

        The Company may also employ other strategies as appropriate to avoid or mitigate losses in U.S. RMBS or other areas.

Surveillance Categories

        The Company segregates its insured portfolio into IG and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company's internal credit ratings are based on the Company's internal assessment of the likelihood of default. The Company's internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, but may not necessarily be the same as ratings assigned by any rating agency.

        The Company monitors its IG credits to determine whether any new credits need to be internally downgraded to BIG. Quarterly procedures include qualitative and quantitative analysis of the Company's insured portfolio to identify potential new BIG credits. The Company refreshes its internal credit ratings on individual credits in cycles based on the Company's view of the credit's quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. Credits identified through this process as BIG are subjected to further review by Surveillance personnel to determine the various probabilities of a loss. Surveillance personnel present analysis related to potential loss scenarios to the Company's loss reserve committee.

        Within the BIG category, the Company assigns each credit to one of three surveillance categories. Intense monitoring and intervention is employed for all BIG categories, with internal credit ratings reviewed quarterly:

  •
  BIG Category 1: Below investment grade transactions showing sufficient deterioration to make material losses possible, but for which no losses have been incurred. Non-investment grade transactions on which liquidity claims have been paid are in this category.

  •
  BIG Category 2: Below investment grade transactions for which expected losses have been established but for which no unreimbursed claims have yet been paid.

  •
  BIG Category 3: Below investment grade transactions for which expected losses have been established and on which unreimbursed claims have been paid. Transactions remain in this category when claims have been paid and only a recoverable remains.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

4. Significant Risk Management Activities (Continued)

Financial Guaranty Exposures
(Insurance and Credit Derivative Form)

	September 30, 2010
	BIG Net Par Outstanding
					Total Net Par Outstanding
	BIG 1	BIG 2	BIG 3	Total BIG
	(in millions)
First Lien U.S. RMBS:
Prime First Lien	$49	$463	$—	$512	$574
Alt-A First Lien	364	2,183	—	2,547	3,620
Alt-A Options ARM	—	805	—	805	1,006
Subprime	44	556	34	634	4,005
Second Lien U.S. RMBS:
Closed end second lien ("CES")	88	37	71	196	226
Home equity lines of credit ("HELOC")	4	—	515	519	548

Total U.S. RMBS	549	4,044	620	5,213	9,979
Other structured finance	1,597	441	1,006	3,044	42,555
Public finance	631	72	237	940	70,930

Total	$2,777	$4,557	$1,863	$9,197	$123,464

	December 31, 2009
	BIG Net Par Outstanding
					Total Net Par Outstanding
	BIG 1	BIG 2	BIG 3	Total BIG
	(in millions)
First Lien U.S. RMBS:
Prime First Lien	$467	$25	$—	$492	$643
Alt-A First Lien	447	1,894	96	2,437	4,162
Alt-A Options ARM	142	788	—	930	1,142
Subprime	43	597	—	640	4,334
Second Lien U.S. RMBS:
CES	102	39	95	236	273
HELOC	—	—	621	621	658

Total U.S. RMBS	1,201	3,343	812	5,356	11,212
Other structured finance	342	836	974	2,152	46,558
Public finance	345	67	307	719	72,698

Total	$1,888	$4,246	$2,093	$8,227	$130,468

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

5. Financial Guaranty Contracts Accounted for as Insurance

        The following tables provide information for contracts accounted for as financial guaranty insurance contracts:

Expected Collections of Gross Premiums Receivable,
Net of Ceding Commissions Payable

September 30, 2010(1)
(in millions)
2010 (October 1 - December 31)	$21.1
2011	43.0
2012	36.2
2013	32.0
2014	25.7
2015 - 2019	103.6
2020 - 2024	68.0
2025 - 2029	43.0
After 2029	43.5

Total expected collections	$416.1

(1)
Represents nominal amounts expected to be collected and excludes Other segment.

        The following table provides a reconciliation of the beginning and ending balances of gross premium receivable net of ceding commission payable:

Gross Premium Receivable, Net of Ceding Commissions Payable Roll Forward

(in millions)
Premium receivable, net at December 31, 2009	$351.4
Cumulative effect of change in accounting principle	(9.2)

Premium receivable, net at January 1, 2010	342.2
Premium written, net	55.6
Premium payments received, net	(79.3)
Adjustments to the premium receivable:
Changes in the expected term of financial guaranty insurance contracts	6.9
Accretion of discount	7.8
Foreign exchange rate changes	(4.3)
Other adjustments	0.9

Premium receivable, net at September 30, 2010	$329.8

        The $4.3 million loss due to foreign exchange rate changes relates to installment premium receivable denominated in currencies other than the U.S. dollar. Approximately 11% of the Company's installment premiums at September 30, 2010 are denominated in currencies other than the U.S. dollar,

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

primarily in Euro and British Pound Sterling. Premium receivable is revalued to the spot rate at the end of each reporting period with the change reflected in either (1) other income in the consolidated statements of operations for premium receivable recorded by subsidiaries using the U.S. dollar as its functional currency or (2) other comprehensive income ("OCI") as a cumulative translation adjustment for premium receivables recorded by subsidiaries using a functional currency other than the U.S. dollar.

Selected Information for Policies Paid in Installments

As of September 30, 2010
(dollars in millions)
Premiums receivable, net of ceding commission payable	329.8
Unearned premium reserve	327.6
Weighted-average risk-free rate to discount premiums	3.0%
Weighted-average period of premiums receivable (in years)	8.7

        The following table presents the components of net earned premiums.

Net Earned Premiums(2)

	Third Quarter		Nine Months
	2010	2009	2010	2009
	(in millions)
Scheduled net earned premiums	$25.1	$8.6	$72.8	$55.9
Acceleration of premium earnings(1)	0.6	3.2	4.1	47.4
Accretion of discount on net premiums receivable	1.9	1.6	5.2	4.5

Total financial guaranty	27.6	13.4	82.1	107.8
Other	0.1	—	0.2	—

Total net earned premium	$27.7	$13.4	$82.3	$107.8

(1)
Reflects the unscheduled refundings of underlying insured obligations.

        The following table provides a schedule of how the Company's financial guaranty insurance net deferred premium revenue and PV of expected losses are expected to run off in the consolidated statement of operations, pre-tax. This table excludes amounts related to consolidated VIEs.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

Expected Financial Guaranty Insurance Scheduled Net Earned Premiums and
Net Loss to be Expensed

	As of September 30, 2010
	Scheduled Net Earned Premium	Net Expected Loss and LAE(1)	Net
	(in millions)
2010 (October 1 - December 31)	$17.4	$0.5	$16.9
2011	80.6	2.0	78.6
2012	71.8	1.7	70.1
2013	66.7	1.5	65.2
2014	61.2	1.3	59.9
2015 - 2019	253.5	4.8	248.7
2020 - 2024	181.1	2.4	178.7
2025 - 2029	121.2	1.9	119.3
After 2029	128.0	2.5	125.5

Total present value basis(2)(3)	981.5	18.6	962.9
Discount	61.4	79.7	(18.3)

Total future value	$1,042.9	$98.3	$944.6

(1)
These amounts reflect the Company's estimate as of September 30, 2010 of expected losses to be expensed and are not included in loss and loss adjustment expense ("LAE") reserve because these losses are less than deferred premium revenue (i.e unearned premium reserve) determined on a contract-by-contract basis.

(2)
Balances represent discounted amounts.

(3)
The effect of consolidating VIEs resulted in a reduction of $7.9 million in future scheduled net earned premium and $0 million to expected loss and LAE.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

        The following table presents a roll forward of the net expected loss and LAE to be paid from January 1, 2010 by sector.

Financial Guaranty Insurance
Present Value of Net Expected Loss and LAE to be paid
Roll Forward by Sector

	Expected Loss to be Paid as of January 1, 2010	Loss Development and Accretion of Discount	Less: Paid Losses	Expected Loss to be Paid as of September 30, 2010
	(in millions)
U.S. RMBS:
First Lien:
Prime First lien	$—	$1.3	$—	$1.3
Alt-A First lien	20.6	17.3	(0.9)	38.8
Alt-A Options ARM	17.4	40.6	0.2	57.8
Subprime	16.9	13.5	0.7	29.7

Total First Lien	54.9	72.7	—	127.6
Second Lien:
CES	17.4	(0.8)	33.1	(16.5)
HELOC	(107.5)	(92.4)	49.3	(249.2)

Total Second Lien	(90.1)	(93.2)	82.4	(265.7)

Total U.S. RMBS	(35.2)	(20.5)	82.4	(138.1)
Other structured finance	19.7	120.7	2.1	138.3
Public finance	55.8	(7.1)	26.8	21.9

Total(1)	$40.3	$93.1	$111.3	$22.1

(1)
Excludes $1.1 million and $2.2 million of expected losses related to the Other segment recorded in loss reserves on the consolidated balance sheet as of September 30, 2010 and December 31, 2009, respectively.

        Expected loss and LAE to be paid in the table above represents the present value of losses to be paid net of expected salvage and subrogation and reinsurance cessions. The amount of expected loss to be paid in the table above differs from net expected loss and LAE in the previous table due primarily to amounts paid that have not yet been expensed and amounts expensed not yet paid. Loss and LAE is recognized in the consolidated statements of operations when the sum of claim payments not yet expensed, plus the present value of future expected losses exceeds deferred premium revenue on a contract by contract basis.

        The Company's estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction due to the potential for significant variability in credit performance due to changing economic, fiscal and financial market variability over the long duration of most contracts.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

The determination of expected loss is an inherently subjective process involving numerous estimates, assumptions and judgments by management. The Company's estimates of expected losses on RMBS transactions takes into account expected recoveries from sellers and originators of the underlying residential mortgages due to breaches in the originator's R&W regarding the loans transferred to the RMBS transaction.

        The following table provides information on financial guaranty insurance and reinsurance contracts categorized as BIG as of September 30, 2010 and December 31, 2009:

Financial Guaranty Insurance BIG Transaction Loss Summary
September 30, 2010

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total BIG(1)	Effect of Consolidating VIEs	Total
	(dollars in millions)
Number of risks(2)	38	82	33	153	—	153
Remaining weighted-average contract period (in years)	14.6	6.4	13.6	11.8	—	11.8
Gross insured contractual payments outstanding:
Principal	$1,341.6	$1,405.6	$2,063.7	$4,810.9	$—	$4,810.9
Interest	978.7	370.4	491.9	1,841.0	—	1,841.0

Total	$2,320.3	$1,776.0	$2,555.6	$6,651.9	$—	$6,651.9

Gross expected cash outflows for loss and LAE	$110.4	$271.5	$866.8	$1,248.7	$(110.0)	$1,138.7
Less:
Gross potential recoveries(3)	70.8	69.2	871.0	1,011.0	(70.4)	940.6
Discount	51.2	61.7	102.8	215.7	(51.2)	164.5

Present value of expected cash flows for loss and LAE	$(11.6)	$140.6	$(107.0)	$22.0	$11.6	$33.6

Deferred premium revenue	$2.5	$14.8	$36.3	$53.6	$(1.3)	$52.3
Gross reserves (salvage) for loss and LAE reported in the balance sheet(4)	$(8.8)	$111.7	$(123.1)	$(20.2)	$11.6	$(8.6)
Reinsurance recoverable (payable)(5)	$(2.9)	$16.1	$(15.4)	$(2.2)	$—	$(2.2)

(1)
Includes BIG amounts relating to VIEs that the Company consolidates.

(2)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

(3)
Includes estimated future recoveries for breaches of R&W as well as excess spread and draws on HELOCs.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

(4)
Consists of gross financial guaranty loss and LAE reserves, excluding $1.1 million in other segment, less gross salvage and subrogation recoverable.

(5)
Consists of financial guaranty reinsurance recoverable on unpaid losses, excluding $1.1 million in other segment, less ceded salvage and subrogation recoverable.

Financial Guaranty Insurance BIG Transaction Loss Summary
December 31, 2009

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in millions)
Number of risks(1)	31	88	10	129
Remaining weighted-average contract period (in years)	11.1	4.5	12.9	9.5
Insured contractual payments outstanding:
Principal	$638.9	$1,069.7	$1,328.4	$3,037.0
Interest	259.4	187.8	388.9	836.1

Total	$898.3	$1,257.5	$1,717.3	$3,873.1

Gross expected cash outflows for loss and LAE	$—	$177.3	$700.3	$877.6
Less:
Gross potential recoveries(2)	0.1	33.5	592.9	626.5
Discount, net	—	68.3	136.2	204.5

Present value of expected cash flows for loss and LAE	$(0.1)	$75.5	$(28.8)	$46.6

Deferred premium revenue	$2.6	$5.1	$26.7	$34.4
Gross reserves (salvage) for loss and LAE reported in the balance sheet(3)	$(0.3)	$69.7	$(50.3)	$19.1
Reinsurance recoverable (payable)(4)	$—	$10.7	$(17.6)	$(6.9)

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

(2)
Includes estimated future recoveries for breaches of R&W as well as excess spread and draws on HELOCs.

(3)
Consists of gross financial guaranty loss and LAE reserves, excluding $2.2 million in other segment, less gross salvage and subrogation recoverable.

(4)
Consists of financial guaranty reinsurance recoverable on unpaid losses, excluding $2.2 million in other segment, less ceded salvage and subrogation recoverable.

        The Company used weighted-average risk free rates ranging from 0.0% to 4.51% and 0.07% to 5.21% to discount expected losses as of September 30, 2010 and December 31, 2009, respectively.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

        The following table provides information on loss and LAE reserve net of reinsurance on the consolidated balance sheets.

Loss and LAE Reserve, Net of Reinsurance

	As of September 30, 2010	As of December 31, 2009
	(in millions)
First Lien:
Prime First lien	$0.4	$—
Alt-A First lien	25.7	19.8
Alt-A Options ARM	41.1	16.5
Subprime	21.0	16.2

Total First Lien	88.2	52.5
Second Lien:
CES	3.4	16.7
HELOC	2.3	5.4

Total Second Lien	5.7	22.1

Total U.S. RMBS	93.9	74.6
Other structured finance	24.6	15.8
Public Finance	30.1	50.1

Total financial guaranty	148.6	140.5
Other	—	—

Subtotal	148.6	140.5
Effects of consolidating VIEs	—	—

Total(1)	$148.6	$140.5

(1)
The September 30, 2009 total consists of $210.7 million loss and LAE reserves net of $62.1 million of reinsurance recoverable on unpaid losses. The December 31, 2009 total consists of $191.2 million loss and LAE reserves net of $50.7 million of reinsurance recoverable on unpaid losses.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

        The following table provides information on financial guaranty insurance and reinsurance contracts recorded as an asset on the consolidated balance sheets.

Summary of Salvage and Subrogation

	As of September 30, 2010	As of December 31, 2009
	(in millions)
U.S. RMBS:
First Lien:
Alt-A Option ARM	$0.3	$—

Total First Lien	0.3	—
Second Lien:
CES	22.3	0.1
HELOC	196.2	168.4

Total Second Lien	218.5	168.5

Total U.S. RMBS	218.8	168.5
Other structured finance	0.7	1.0
Public Finance	10.3	0.4

Total	229.8	169.9
Effects of consolidating VIEs	(11.6)	—

Total gross recoverable	218.2	169.9
Less: Ceded recoverable(1)	63.2	55.4

Net recoverable	$155.0	$114.5

(1)
Recorded in "reinsurance balances payable, net" on the consolidated balance sheets.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

Loss and LAE (Recoveries)
By Type

	Third Quarter		Nine Months
	2010	2009	2010	2009
	(in millions)
Financial Guaranty:
U.S. RMBS:
First Lien:
Prime First lien	$0.3	$1.1	$0.3	$1.1
Alt-A First lien	0.6	6.9	5.2	10.1
Alt-A Options ARM	6.8	(4.3)	24.6	3.2
Subprime	(1.0)	5.8	5.6	10.5

Total First Lien	6.7	9.5	35.7	24.9
Second Lien:
CES	3.2	9.7	(3.2)	37.6
HELOC	4.8	33.5	19.0	43.4

Total Second Lien	8.0	43.2	15.8	81.0

Total U.S. RMBS	14.7	52.7	51.5	105.9
Other structured finance	4.3	6.5	10.1	3.2
Public Finance	(0.7)	18.6	(5.1)	36.5

Total Financial Guaranty	18.3	77.8	56.5	145.6
Other	—	—	—	—

Subtotal	18.3	77.8	56.5	145.6
Effect of consolidating VIEs	(0.3)	—	(0.3)	—

Total loss and LAE	$18.0	$77.8	$56.2	$145.6

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

Financial Guaranty Insurance Contracts
Net Losses Paid

	Third Quarter		Nine Months
	2010	2009	2010	2009
	(in millions)
U.S. RMBS:
First Lien:
Prime First lien	$—	$—	$—	$—
Alt-A First lien	—	0.6	(0.9)	0.6
Alt-A Options ARM	—	—	0.2	—
Subprime	0.2	0.7	0.7	1.2

Total First Lien	0.2	1.3	—	1.8
Second Lien:
CES	15.1	15.2	33.1	44.3
HELOC	9.8	37.2	49.3	103.7

Total Second Lien	24.9	52.4	82.4	148.0

Total U.S. RMBS	25.1	53.7	82.4	149.8
Other structured finance	1.7	0.5	2.1	0.3
Public Finance	1.1	1.0	26.8	14.4

Total Financial Guaranty	27.9	55.2	111.3	164.5
Other	—	—	—	—

Subtotal	27.9	55.2	111.3	164.5
Effect of consolidating VIEs	(7.7)	—	(11.9)	—

Total	$20.2	$55.2	$99.4	$164.5

Loss Estimation Process and Assumptions

        In accordance with the Company's standard practices, the Company evaluated the most current available information as part of its loss estimation process, including trends in delinquencies and charge-offs on the underlying loans and its experience in requiring providers of R&W to purchase ineligible loans out of these transactions. Most of the Company's expected loss and LAE and paid losses relate to U.S. RMBS. As has been widely reported in the press, unprecedented levels of delinquencies and defaults have negatively impacted the mortgage market, especially U.S. RMBS issued in the period from 2005 through 2007. The Company observed some improvement in roll rates (the rates at which loans transition from one stage of delinquency to the next and, ultimately, default) over the quarter, particularly in second lien transactions. Consequently, some of the initial plateau conditional default rates ("CDR") used by the Company to project losses were generally lower this quarter than last quarter. Unfortunately, early stage delinquencies did not trend down as much the Company has hoped, so the Company retained the shape of the curves and probability weightings used last quarter. By doing this, the Company essentially assumed the recovery in the housing and mortgage markets would be delayed by another three months. Changes were made with respect to how scenarios

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

were run in the second quarter of 2010 as compared to March 31, 2010, to reflect the Company's view that it might have been witnessing the beginning of an improvement in the housing and mortgage markets. The scenarios used in the first quarter of 2010, with the exception of an adjustment to the subprime severity, were the same as those employed at year-end 2009.

U.S. Second Lien RMBS: HELOCs and CES

        The Company insures two types of second lien RMBS: those secured by HELOCs and those secured by CES mortgages. HELOCs are revolving lines of credit generally secured by a second lien on a one to four family home. A mortgage for a fixed amount secured by a second lien on a one to four family home is generally referred to as a CES. The Company has material exposure to second lien mortgage loans originated and serviced by a number of parties, but the Company's most significant second lien exposure is to HELOCs originated and serviced by Countrywide, a subsidiary of Bank of America Corporation.

        The delinquency performance of HELOC and CES exposures included in transactions insured by the Company began to deteriorate in 2007, and such transactions, particularly those originated in the period from 2005 through 2007, continue to perform below the Company's original underwriting expectations. While insured securities benefit from structural protections within the transactions designed to absorb collateral losses in excess of previous historical high levels, in many second lien RMBS projected losses now exceed those structural protections.

        The Company believes the primary variables impacting its expected losses in second lien RMBS transactions are the amount and timing of future losses in the collateral pool supporting the transactions and the amount of loans repurchased for breaches of R&W. Expected losses are also a function of the structure of the transaction, the voluntary prepayment rate, typically also referred to as conditional prepayment rate ("CPR"), of the collateral: the interest rate environment; and assumptions about the draw rate and loss severity. These variables are: interrelated, difficult to predict and subject to considerable volatility. If actual experience differs from the Company's assumptions, the losses incurred could be materially different from the estimate. The Company continues to update its evaluation of these exposures as new information becomes available.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

        The following table shows the Company's key assumptions used in its calculation of estimated expected losses for these types of policies as of September 30, 2010, June 30, 2010, March 31, 2010 and December 31, 2009:

Key Assumptions in Base Case Expected Loss Estimates
Second Lien RMBS(1)

HELOC Key Variables	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
Plateau CDR	11.3 - 19.5%	11.2 - 20.1%	14.0 - 23.8%	14.8 - 32.3%
Final CDR trended down to	0.5 - 2.2%	0.5 - 3.2%	0.5 - 2.2%	0.5 - 2.2%
Expected Period until Final CDR	24 months	24 months	21 months	21 months
Initial CPR	1.7 - 9.3%	1.0 - 20.1%	0.4 - 3.7%	4.8 - 14.9%
Final CPR	10%	10%	10.0%	10.0%
Loss Severity	98%	95%	95%	95%
Initial Draw Rate	0.0 - 0.5%	0.2 - 6.9%	0.4 - 0.5%	0.4 - 0.7%

CES Key Variables	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
Plateau CDR	6.7 - 22.7%	8.0 - 28.0%	31.5 - 36.4%	34.0 - 44.2%
Final CDR Rate trended down to	2.9 - 8.1%	2.9 - 8.1%	2.9 - 8.1%	3.5 - 8.1%
Expected Period until Final CDR achieved	24 months	24 months	21 months	21 months
Initial CPR	1.7 - 11.8%	0.8 - 10.1%	1.6 - 8.4%	0.8 - 2.4%
Final CPR	10%	10%	10.0%	10.0%
Loss Severity	98%	95%	95%	95%

(1)
Represents assumptions for most heavily weighted scenario (the "base case").

        For second lien transactions, the Company calculates expected losses in the following fashion: A loan is generally "charged off" by the securitization's servicer once the loan is 180 days past due and therefore the Company's projections assume that a loss is charged off once it is 180 days past due. Most second lien transactions report the amount of loans in five monthly delinquency categories (i.e., 30-59 days past due, 60-89 days past due, 90-119 days past due, 120-149 days past due and 150-179 days past due). The Company estimates the amount of loans that will default over the next five months by calculating current representative liquidation rates (the percent of loans in a given delinquency status that are assumed to ultimately default) from selected transactions and then applying those liquidation rates to the amount of loans in the delinquency categories. The amount of loans projected to default in the first through fifth months are then expressed as CDR, and the average of those CDRs is then used as the basis for calculating defaults after the fifth month. As was the case last quarter, in the base scenario, this CDR (the "plateau CDR") is held constant for one month. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. In the base scenario the time over which the CDR trends down to its final CDR is eighteen months. Therefore, in the base case scenario, the total time from the current period to the end of the ramp (when the long-term steady CDR is reached) is 24 months. The long-term steady state

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

CDRs are calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting. When a second lien loan defaults, there is generally very low recovery. Based on current expectations of future performance, the Company reduced its loss recovery assumption to 2% from 5% (thus increasing its severity from 95% to 98%) in Third Quarter 2010.

        The rate at which the principal amount of a loan is prepaid may impact both the amount of losses projected (which is a function of the CDR and the loan balance over time) as well as the amount of excess spread (which is the excess of the interest paid by the borrowers on the underlying loan over the amount of interest and expenses owed on the insured obligations). In the base case, the current CPR is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant. The final CPR is assumed to be 10% for both HELOC and CES transactions. This level is much higher than current rates, but lower than the historical average, which reflects the Company's continued uncertainty about performance of the borrowers in these transactions.

        This pattern is consistent with how the Company modeled the CPR in both the first and second quarter of 2010 and fourth quarter of 2009. The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices, and HELOC draw rates (the amount of new advances provided on existing HELOCs expressed as a percent of current outstanding advances). For HELOC transactions, the draw rate is assumed to decline from the current level to the final draw rate over a period of three months. The final draw rates were assumed to range from 0.0% to 0.5%.

        In estimating expected losses, the Company modeled and probability weighted three possible CDR curves applicable to the period preceding the return to the long-term steady state CDR. Given that draw rates have been reduced to levels below the historical average and that loss severities in these products have been higher than anticipated at inception, the Company believes that the level of the elevated CDR and the length of time it will persist is the primary driver behind the likely amount of losses the collateral will suffer (before considering the effects of repurchases of ineligible loans). The Company continues to evaluate the assumptions affecting its modeling results.

        As in the case of second quarter of 2010, the Company's base case assumed a one month CDR plateau and 18 month ramp down. Increasing the CDR plateau to 4 months and keeping the ramp down at 18 months would increase the expected loss by approximately $15.9 million for HELOC transactions and $3.1 million for CES transactions. On the other hand, keeping the CDR plateau at one month but decreasing the length of the CDR ramp down back to the 12 month assumption for second quarter of 2010 would decrease the expected loss from those taken by approximately $11.4 million for HELOC transactions and $2.0 million for CES transactions.

U.S. First Lien RMBS: Alt-A, Option ARM, Subprime and Prime

        First lien RMBS are generally categorized in accordance with the characteristics of the first lien mortgage loans on one to four family homes supporting the transactions. The collateral supporting "Subprime RMBS" transactions is comprised of first-lien residential mortgage loans made to subprime borrowers. A "subprime borrower" is one considered to be a higher risk credit based on credit scores or other risk characteristics. Another type of RMBS transaction is generally referred to as "Alt-A

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

RMBS." The collateral supporting such transactions is comprised of first-lien residential mortgage loans made to "prime" quality borrowers who lack certain ancillary characteristics that would make them prime. When more than 66% of the loans originally included in the pool are mortgage loans with an option to make a minimum payment that has the potential to negatively amortize the loan (i.e., increase the amount of principal owed), the transaction is referred to as an "Option ARM." Finally, transactions may be primarily composed of loans made to prime borrowers.

        The performance of the Company's first lien RMBS exposures began to deteriorate in 2007 and such transactions, particularly those originated in the period from 2005 through 2007 and continue to perform below the Company's original underwriting expectations. The Company currently projects first lien collateral losses to be significantly larger than those expected at the time of underwriting. While insured securities benefitted from structural protections within the transactions designed to absorb some of the collateral losses, in many first lien RMBS transactions, projected losses exceed those structural protections.

        The majority of projected losses in first lien RMBS transactions are expected to come from mortgage loans that are delinquent or in foreclosure. An increase in delinquent and foreclosed loans beyond those delinquent and foreclosed last quarter is one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of the various delinquency categories. The following table shows the Company's liquidation assumptions for various delinquency categories as of September 30, 2010 and June 30, 2010. The liquidation rate is a standard industry measure that is used to estimate the number of loans in a given aging category that will

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

default within a specified time period. The Company projects these liquidations to occur over two years.

	September 30, 2010	June 30, 2010
30 - 59 Days Delinquent
Alt-A First Lien	50%	50%
Alt-A Option ARM	50	50
Subprime	45	45
60 - 89 Days Delinquent
Alt-A First Lien	65	65
Alt-A Option ARM	65	65
Subprime	65	65
90 - days - Bankruptcy
Alt-A First Lien	75	75
Alt-A Option ARM	75	75
Subprime	70	70
Foreclosure
Alt-A First Lien	85	85
Alt-A Option ARM	85	85
Subprime	85	85
Real Estate Owned
Alt-A First Lien	100	100
Alt-A Option ARM	100	100
Subprime	100	100

        Losses are also projected on first lien RMBS that are presently current loans. The Company projects these losses by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projected would emerge from currently delinquent and foreclosed loans. The total amount of expected defaults from these loans is then translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 24 months, would be sufficient to produce approximately the amount of losses that were calculated to emerge from the various delinquency categories. In the base case, each transaction's CDR is projected to improve over 12 months to an intermediate CDR (calculated as 15% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. Under the Company's methodology, defaults projected to occur in the first 24 months represent defaults that can be attributed to loans that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 24 month period represent defaults attributable to borrowers that are currently performing.

        Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historical high levels and the Company is assuming that these historical high levels will continue for another year. The Company determines its initial loss severity based on actual recent experience. The Company then assumes that

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

loss severities begin returning to levels consistent with underwriting assumptions beginning in September 2011, and in the base scenario decline over two years to 40%.

        The following table shows the Company's key assumptions used in its calculation of expected losses for these types of policies as of September 30, 2010, June, 30, 2010, March 31, 2010 and December 31, 2009:

Key Assumptions in Base Case Expected Loss Estimates of First Lien RMBS Transactions

	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
Alt-A First Lien
Plateau CDR	2.2% - 17.7%	2.2% - 19.9%	2.0% - 19.1%	1.5% - 19.6%
Intermediate CDR	0.4% - 2.7%	0.3% - 3.0%	0.3% - 2.9%	0.2% - 2.9%
Final CDR	0.1% - 0.9%	0.1% - 1.0%	0.1% - 1.0%	0.1% - 1.0%
Initial Loss Severity	60%	60%	60%	60%
Initial CPR	1.5% - 28.5%	0.0% - 16.2%	2.7% - 27.9%	0.0% - 20.5%
Final CPR	10%	10%	10%	10%
Alt-A Option ARM
Plateau CDR	12.2% - 27.2%	12.5% - 26.5%	15.3% - 23.3%	14.4% - 21.9%
Intermediate CDR	1.8% - 4.1%	1.9% - 4.0%	2.3% - 3.5%	2.2% - 3.3%
Final CDR	0.6% - 1.4%	0.6% - 1.3%	0.8% - 1.2%	0.7% - 1.1%
Initial Loss Severity	60%	60%	60%	60%
Initial CPR	0.0% - 4.3%	0.8% - 2.7%	0.0% - 2.3%	0.3% - 1.4%
Final CPR	10%	10%	10%	10%
Subprime
Plateau CDR	7.1% - 11.7%	8.4% - 12.4%	7.8% - 12.8%	7.1% - 12.1%
Intermediate CDR	1.1% - 1.8%	1.3% - 1.9%	1.2% - 1.9%	1.1% - 1.8%
Final CDR	0.4% - 0.6%	0.4% - 0.6%	0.4% - 0.6%	0.4% - 0.6%
Initial Loss Severity	75%	75%	75%	70%
Initial CPR	0.0% - 15.4%	1.8% - 10.2%	0.9% - 12.5%	0.5% - 12.0%
Final CPR	10%	10%	10%	10%

        The rate at which the principal amount of a loan is prepaid may impact both the amount of losses projected (since that amount is a function of the CDR and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the CPR follows a similar pattern to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be either 10% or 15% depending on the scenario run. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant.

        The ultimate performance of the Company's first lien RMBS transactions remains highly uncertain and may be subject to considerable volatility due to the influence of many factors, including the level and timing of loan defaults, changes in housing prices and other variables. The Company will continue

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

to monitor the performance of its RMBS exposures and will adjust the risk ratings of those transactions based on actual performance and management's estimates of future performance.

        In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast an economic recovery is expected to occur. The primary variable when modeling sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the current CDR. The Company also stressed CPRs and the speed of recovery of loss severity rates. In a somewhat more stressful environment than that of the base case, where the CDR recovery was more gradual and the final CPR was 15% rather than 10%, the Company's expected losses would increase by approximately $1.1 million for Alt-A first liens, $7.0 million for Option ARMs, $1.9 million for subprime and $0.1 million for prime transactions. In an even more stressful scenario where the CDR plateau was extended 3 months (to be 27 months long) before the same more gradual CDR recovery and loss severities were assumed to recover over 4 rather than 2 years (and subprime loss severities were assumed to recover only to 55%), the Company's expected losses would increase by approximately $4.9 million for Alt-A first liens, $21.3 million for Option ARMs, $7.1 million for subprime and $0.3 million for prime transactions. The Company also considered a scenario where the recovery was faster than in its base case. In this scenario, where the CDR plateau was 3 months shorter (21 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced, the Company's expected losses would decrease by approximately $3.5 million for Alt-A first liens, $14.3 million for Option ARMs, $14.3 million for subprime and $0.2 million for prime transactions.

Breaches of Representations and Warranties

        Performance of the collateral underlying certain first and second lien securitizations has substantially differed from the Company's original expectations. The Company has employed several loan file diligence firms and law firms as well as devoting internal resources to review the mortgage files surrounding many of the defaulted loans. As of September 30, 2010, the Company had performed a detailed review of approximately 10,200 second lien and 2,500 first lien defaulted loan files, representing nearly $0.8 billion in second lien and $1.2 billion in first lien outstanding par of defaulted loans underlying insured transactions, and identified a material number of defaulted loans that breach R&W regarding the characteristics of the loans such as misrepresentation of income or occupation, undisclosed debt and non-compliance with underwriting guidelines at loan origination. The Company continues to review new files as new loans default and as new loan files are made available to it. Following negotiation with the sellers and originators of the breaching loans, as of September 30, 2010, the Company had reached agreement for such sellers and originators to repurchase $93 million of second lien and $22 million of first lien loans. The $93 million for second lien loans represents 934 loans and the $22 million for first lien loans represents 43 loans. These are viewed as a recovery on paid losses for second liens and a reduction of expected loss estimates in first lien transactions and, accordingly, have no effect on the Company's exposure. These amounts reflect the negotiated agreements and not legal settlements. See "Recovery Litigation" below for a description of the legal proceedings the Company has commenced.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

        The Company has included in its net expected loss estimates as of September 30, 2010 an estimated benefit from repurchases of $264.7 million. The amount of benefit recorded as a reduction of expected losses was calculated by extrapolating each transaction's breach rate on defaulted obligations to projected defaults. For second lien loans, the Company has performed sampling to validate this assumption. The Company did not incorporate any gain contingencies or damages from potential litigation in its estimated repurchases. The amount the Company will ultimately recover related to contractual R&W is uncertain and subject to a number of factors including the counterparty's ability to pay, the number and amount of loans determined to have breached R&W and, potentially, negotiated settlements or litigation recoveries. As such, the Company's estimate of recoveries is uncertain and actual amounts realized may differ significantly from these estimates. In arriving at the expected recovery from breaches of R&W, the Company considered the credit worthiness of the provider of R&W, the number of breaches found on defaulted loans, the success rate in resolving these breaches with the provider of the R&W and the potential amount of time until the recovery is realized.

        The calculation of expected recovery from breaches of R&W involved a variety of scenarios which ranged from the Company recovering substantially all of the losses it incurred due to violations of R&W to the Company realizing very limited recoveries. These scenarios were probability weighted in order to determine the recovery incorporated into the Company's reserve estimate. This approach was used for both loans that had already defaulted and those assumed to default in the future. In all cases, recoveries were limited to amounts paid or expected to be paid by the Company.

        The following table represents the Company's total estimated recoveries netted in expected loss to be paid, from defective mortgage loans included in certain first and second lien U.S. RMBS loan securitizations that it insures. The Company had $264.7 million of estimated recoveries from ineligible loans as of September 30, 2010, of which $153.3 million is reported in salvage and subrogation recoverable, $108.2 million is netted in loss and LAE reserves and $3.2 million is netted in unearned premium reserve.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

Rollforward of Estimated Benefit from Recoveries of R&W Breaches, Net of Reinsurance

	# of Insurance Policies as of September 30, 2010 with R&W Benefit Recorded	Outstanding Principal and Interest of Policies with R&W Benefit Recorded as of September 30, 2010	Future Net R&W Benefit at December 31, 2009	R&W Development and Accretion of Discount during Year	R&W Recovered During 2010(1)	Future Net R&W Benefit at September 30, 2010
	(dollars in millions)
Prime First Lien	1	$29.2	$—	$0.5	$—	$0.5
Alt-A First Lien	6	370.6	8.8	1.3	—	10.1
Alt-A Option ARM	1	140.0	16.3	2.6	2.1	16.8
Subprime	—	—	—	—	—	—
CES	2	148.3	64.2	(1.1)	—	63.1
HELOC	3	623.9	193.4	4.1	23.3	174.2

Total	13	$1,312.0	$282.7	$7.4	$25.4	$264.7

(1)
Includes gross amounts recovered of $39.0 million.

        The $7.4 million R&W development and accretion of discount during the year in the above table primarily resulted from an increase in loan file reviews, increased success rates in putting back loans, and increased projected defaults on loans with breaches of R&W. The Company assumes that recoveries on HELOC and CES loans will occur in two to four years from the balance sheet date depending on the scenarios and that recoveries on Alt-A, Option ARM and Subprime loans will occur as claims are paid over the life of the transactions.

"XXX" Life Insurance Transactions

        AGC and AGUK have insured $428 million of net par in "XXX" life insurance reserve securitization transactions based on discrete blocks of individual life insurance business. In these transactions, the monies raised by the sale of the bonds insured by AGC and AGUK are used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The monies are invested at inception in accounts managed by third-party investment managers. In order for AGC and AGUK to incur an ultimate net loss on these transactions, adverse experience on the underlying block of life insurance policies and/or credit losses in the investment portfolio would need to exceed the level of credit enhancement built into the transaction structures. In particular, such credit losses in the investment portfolio could be realized in the event that circumstances arise resulting in the early liquidation of assets at a time when its market value is less than their intrinsic value.

        AGC's and AGUK's $428 million in net par of XXX life insurance transactions includes as of September 30, 2010, a total of $248 million of Class A-2 Floating Rate Notes issued by Ballantyne Re p.l.c and Series A-1 Floating Rate Notes issued by Orkney Re II p.l.c ("Orkney Re II"). AGC and AGUK have rated the Ballanytine Re and Orkney Re II notes BIG. The Ballantyne Re and Orkney Re II XXX transactions had material amounts of their assets invested in U.S. RMBS transactions. Based

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

on its analysis of the information currently available, including estimates of future investment performance provided by the current investment manager, and projected credit impairments on the invested assets and performance of the blocks of life insurance business at September 30, 2010, AGC's and AGUK's gross expected loss, prior to reinsurance or netting of unearned premium, for its two BIG XXX insurance transactions was $74.4 million and its net reserve was $15.1 million.

Public Finance Transactions

        The Company has insured $67.5 billion of public finance transactions across a number of different sectors. Within that category, $830 billion is rated BIG, and the company is projecting $21.9 million of expected losses across the portfolio.

        The Company has estimated its losses based upon a weighting of potential outcomes. The Company has also projected estimated losses of $18.6 million on its total net par outstanding of $190 million on Jefferson County Alabama Sewer Authority exposure. This estimate is based primarily on the Company's view of how much debt the Authority should be able to support under certain probability-weighted scenarios.

Other Sectors and Transactions

        The Company continues to closely monitor other sectors and individual financial guaranty insurance transactions it feels warrant the additional attention, including, as of September 30, 2010, its commercial mortgage exposure of $245 million of net par, its trust preferred securities ("TruPS") collateralized debt obligations ("CDOs") exposure of $707 million and its U.S. health care exposure of $5.2 billion of net par.

Recovery Litigation

        As of the date of this filing, the Company has filed lawsuits with regard to three second lien U.S. RMBS transactions insured by the Company, alleging breaches of R&W both in respect of the underlying loans in the transactions and the accuracy of the information provided to the Company, and failure to cure or repurchase defective loans identified by the Company to such persons. These transactions consist of the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 and the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL3 transactions (in each of which the Company has sued DB Structured Products, Inc. and its affiliate ACE Securities Corp.) and the SACO I Trust 2005-GP1 transaction (in which the Company has sued JPMorgan Chase & Co.'s affiliate EMC Mortgage Corporation).

        On December 19, 2008, the Company sued J.P. Morgan Investment Management Inc. ("JPMIM"), the investment manager in the Orkney Re II transaction, in New York Supreme Court ("Court") alleging that JPMIM engaged in breaches of fiduciary duty, gross negligence and breaches of contract based upon its handling of the investments of Orkney Re II. On January 28, 2010 the Court ruled against the Company on a motion to dismiss filed by JPMIM. Oral argument on the Company's appeal was heard before the Appellate Division on May 26, 2010. On November 23, 2010, the Appellate Division issued a ruling with respect to the Company's appeal, ordering the Court's order to be

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

5. Financial Guaranty Contracts Accounted for as Insurance (Continued)

modified to reinstate the Company's claims for breach of fiduciary duty and gross negligence and certain of its claims for breach of contract, which claims in each case accrued on or after June 26, 2007.

6. Goodwill

        In accordance with GAAP, the Company does not amortize goodwill, but instead is required to perform an impairment test annually or more frequently should circumstances warrant. The impairment test evaluates goodwill for recoverability by comparing the fair value of the Company's direct and reinsurance lines of business to their carrying value. If fair value is greater than carrying value then goodwill is deemed to be recoverable and there is no impairment. If fair value is less than carrying value then goodwill is deemed to be impaired and written down to an amount such that the fair value of the reporting unit is equal to the carrying value, but not less than zero. As part of the impairment test of goodwill, there are inherent assumptions and estimates used by management in developing discounted future cash flows related to the Company's direct and reinsurance lines of business that are subject to change based on future events.

        The Company reassessed the recoverability of goodwill in Third Quarter 2009 subsequent to the AGMH Acquisition by its parent, which provided the largest assumed book of business for AGC and its affiliates prior to the acquisition. As a result of the continued credit crisis, which has adversely affected the fair value of the Company's in-force policies, management determined that the full carrying value of $85.4 million of goodwill on its books prior to the AGMH Acquisition should be written off in Third Quarter 2009. This charge does not have any adverse effect on the Company's debt agreements or its overall compliance with the covenants of its debt agreements.

7. Credit Derivatives

        Certain financial guaranty contracts written in credit derivative form, principally in the form of insured credit default swap ("CDS") contracts, have been deemed to meet the definition of a derivative under GAAP, which requires that an entity recognize the fair value of derivatives as either assets or liabilities in the consolidated balance sheet with changes in fair value recorded in consolidated statements of operations.

        In general, the Company structures credit derivative transactions such that the circumstances giving rise to the Company's obligation to make loss payments are similar to those for financial guaranty contracts written in insurance form and only occurs as losses are realized on the underlying reference obligation. Nonetheless, credit derivative transactions are governed by International Swaps and Derivatives Association, Inc. ("ISDA") documentation and operate differently from financial guaranty contracts written in insurance form. For example, the Company's control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty contract written in insurance form. In addition, while the Company's exposure under credit derivatives, like the Company's exposure under financial guaranty contracts written in insurance form, has been generally for as long as the reference obligation remains outstanding, unlike financial guaranty contracts, a credit derivative may be terminated for a breach of the ISDA documentation or other specific events. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

7. Credit Derivatives (Continued)

derivative prior to maturity. The Company may be required to make a termination payment to its swap counterparty upon such termination.

  Net Change in Fair Value of Credit Derivatives

        Realized gains and other settlements on credit derivatives include credit derivative premiums received and receivable for credit protection the Company has sold under its insured CDS contracts, premiums paid and payable for credit protection the Company has purchased, contractual claims paid and payable and received and receivable related to insured credit events under these contracts, ceding commissions (expense) income and realized gains or losses related to their early termination.

        The following table disaggregates realized gains and other settlements on credit derivatives into its component parts for the Third Quarter 2010 and 2009 and Nine Months 2010 and 2009:

Realized Gains and Other Settlements on Credit Derivatives

	Third Quarter		Nine Months
	2010	2009	2010	2009
	(in millions)
Net credit derivative premiums received and receivable	$19.3	$20.3	$57.0	$61.1
Net ceding commissions (paid and payable) received and receivable	1.9	2.1	5.8	6.3

Realized gains on credit derivatives	21.2	22.4	62.8	67.4
Net credit derivative losses (paid and payable) recovered and recoverable	7.2	(0.5)	(17.2)	(0.5)

Total realized gains and other settlements on credit derivatives	$28.4	$21.9	$45.6	$66.9

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

7. Credit Derivatives (Continued)

        The components of the Company's change in unrealized gains (losses) on credit derivatives are as follows:

Change in Unrealized Gains (Losses) on Credit Derivatives

	Third Quarter		Nine Months
Asset Type	2010	2009	2010	2009
	(in millions)
Pooled corporate obligations:
CLOs/CBOs	$(0.8)	$0.9	$2.2	$(60.3)
Synthetic investment grade pooled corporate	(0.2)	0.6	(0.3)	3.5
TruPS CDOs	(9.7)	(25.5)	42.1	(25.2)
Market value CDOs of corporate obligations	(0.3)	(1.9)	(0.2)	(8.0)
CDO of CDOs (corporate)	—	5.0	—	4.8

Total pooled corporate obligations	(11.0)	(20.9)	43.8	(85.2)
U.S. RMBS:
Alt-A Option ARMs and Alt-A First Lien	(157.9)	(38.6)	(34.3)	(239.0)
Subprime First lien	(7.8)	0.7	(6.9)	(2.1)
Prime first lien	(14.7)	(3.6)	1.7	(63.7)
CES and HELOCs	—	—	—	—

Total U.S. RMBS	(180.4)	(41.5)	(39.5)	(304.8)
CMBS	0.3	—	8.6	(26.2)
Other(1)	(11.8)	(22.2)	0.9	83.6

Total	$(202.9)	$(84.6)	$13.8	$(332.6)

(1)
"Other" includes all other U.S. and international asset classes, such as commercial receivables, international infrastructure, international RMBS, and pooled infrastructure securities.

        Net unrealized gains (losses) on credit derivatives represent the adjustments for changes in fair value in excess of realized gains and other settlements that are recorded in each reporting period. Changes in unrealized gains and losses on credit derivatives are reflected in the consolidated statements of operations. Fair value of credit derivatives is reflected as either net assets or net liabilities, determined on a contract by contract basis, in the Company's consolidated balance sheets. Unrealized gains and losses resulting from changes in the fair value of credit derivatives occur primarily because of changes in interest rates, credit spreads, credit ratings of the referenced entities, claim payments, and the issuing company's own credit rating, credit spreads and other market factors. Except for estimated credit impairments, the unrealized gains and losses on credit derivatives is expected to reduce to zero as the exposure approaches its maturity date.

        The Company determines the fair value of its credit derivative contracts primarily through modeling that uses various inputs to derive an estimate of the value of the Company's contracts in principal markets. Inputs include expected contractual life and credit spreads, based on observable market indices and on recent pricing for similar contracts. Credit spreads capture the impact of

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

7. Credit Derivatives (Continued)

recovery rates and performance of underlying assets, among other factors, on these contracts. The Company's pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company's own credit spread affects the pricing of its deals. If credit spreads of the underlying obligations change, the fair value of the related credit derivative changes. Market liquidity could also impact valuations of the underlying obligations.

        In Third Quarter 2010, U.S RMBS unrealized fair value losses were generated primarily in the Alt-A option ARM and Alt-A first lien sector due to wider implied net spreads. These transactions were pricing above their floor levels (or the minimum rate at which the Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGC declined, which management refers to as the CDS spread on AGC, the implied spreads that the Company would expect to receive on these transactions increased. The unrealized fair value loss within the TruPS CDO and Other asset classes resulted from wider implied spreads. The loss in Other was primarily attributable to a XXX life securitization transaction. In Nine Months 2010, the Company recorded a small unrealized fair value gain. During this period, AGC's spreads widened. Declines in fair value before considering the Company's own credit were offset by gains due to the widening of the Company's own CDS spread.

        Third Quarter 2009 unrealized fair value losses were generated primarily by wider implied spreads on Alt-A Option ARMs and Alt-A first lien transactions included in the U.S. RMBS sector, TruPS CDO's as well as a U.S. infrastructure transaction, a XXX life insurance securitization and a film securitization, included in the Other sector. Nine Months 2009 unrealized fair value losses were generated primarily by wider implied spreads in the U.S RMBS sector, in particular Alt-A Option ARMs and Alt-A first lien transactions.

        With considerable volatility continuing in the market, unrealized gains (losses) on credit derivatives may fluctuate significantly in future periods.

        The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structure terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company's own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date. Generally, a widening of the CDS prices traded on AGC has an effect of offsetting unrealized losses that result from widening general market credit spreads, while a narrowing of the CDS prices traded on AGC has an effect of offsetting unrealized gains that result from narrowing general market credit spreads. An overall narrowing of spreads generally results in an unrealized gain on credit derivatives for the Company and an overall widening of spreads generally results in an unrealized loss for the Company.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

7. Credit Derivatives (Continued)

Effect of the Company's Credit Spread on Credit Derivatives Fair Value

	As of September 30, 2010	As of December 31, 2009
	(dollars in millions)
Quoted price of CDS contract (in basis points)	893	634
Fair value of CDS contracts:
Before considering implication of the Company's credit spreads	$(2,692.4)	$(2,630.2)
After considering implication of the Company's credit spreads	$(800.9)	$(824.7)

        As of September 30, 2010, AGC's credit spreads remained relatively wide compared to pre-2007 levels, as did general market spreads. The $2.7 billion liability as of September 30, 2010, which represents the fair value of CDS contracts before considering the implications of AGC's credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets, and ratings downgrades. The asset classes that remain most affected are the more recent vintages of Subprime RMBS and Alt-A deals, as well as trust- preferred securities. When looking at September 30, 2010, compared to December 31, 2009, there was a widening of market prices relating to Alt-A transactions as a result of underlying credit deterioration. This resulted in a loss of approximately $62.2 million before taking into account AGC's credit spreads.

        Management believes that the trading level of AGC's credit spread is due to the correlation between AGC's risk profile and that experienced currently by the broader financial markets and increased demand for credit protection against AGC as the result of its direct segment financial guarantee volume as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGC's credit spread were declines in fixed income security market prices primarily attributable to widening spreads in certain markets as a result of the continued deterioration in credit markets and some credit rating downgrades. The higher credit spreads in the fixed income security market are due to the recent lack of liquidity in the high yield CDOs and collateralized loan obligation ("CLOs") markets as well as continuing market concerns over the most recent vintages of subprime RMBS and CMBS.

  Ratings Sensitivities of Credit Derivative Contracts

        Some of the Company's CDS have rating triggers that allow the CDS counterparty to terminate in the case of a rating downgrade. If AGC's ratings were reduced below certain levels and its counterparty elected to terminate the CDS, its affiliate AG Financial Products Inc. ("AGFP") could be required to make a termination payment on certain of its credit derivative contracts as determined under the relevant documentation. Under certain documents, the Company may have the right to cure the termination event by posting collateral, assigning its rights and obligations in respect of the transactions to a third party or seeking a third party guaranty of the obligations of the Company. In November 2010, AGFP and one of its CDS counterparties amended the ISDA master agreement between them to eliminate the additional termination event that would be triggered in the event of a rating downgrade of AGC and to amend AGC's collateral posting requirement discussed below. The Company now has three remaining ISDA master agreements under which the applicable counterparty could elect to

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

7. Credit Derivatives (Continued)

terminate transactions upon a rating downgrade of AGC: if AGC's ratings were downgraded to BBB or Baa3, $100 million in par insured could be terminated by one counterparty; and if AGC's ratings were downgraded to BB+ or Ba1 approximately $2.9 billion in par insured could be terminated by the other two counterparties. The Company does not believe that it can accurately estimate the termination payments it could be required to make if, as a result of any such downgrade, a CDS counterparty terminated its CDS contracts with AGFP. These payments could have a material adverse effect on the Company's liquidity and financial condition.

        Under a limited number of other CDS contracts, the Company may be required to post eligible securities as collateral—generally cash or U.S. government or agency securities. For certain of such contracts, this requirement is based on a mark-to-market valuation, as determined under the relevant documentation, in excess of contractual thresholds that decline or are eliminated if AGC's ratings decline. Under other contracts, the Company has negotiated caps such that the posting requirement cannot exceed a certain amount. After giving effect to the November 2010 amendment of an ISDA master agreement discussed above and without giving effect to thresholds that apply at current ratings, the amount of par that is subject to collateral posting is approximately $19.0 billion, for which the Company has agreed to post approximately $787.6 million of collateral as of the date of this filing. The Company may be required to post additional collateral from time to time, depending on its ratings and on the market values of the transactions subject to the collateral posting. Counterparties have agreed that for approximately $18.3 billion of that $19.0 billion, the maximum amount that the Company could be required to post is capped at $625 million at current rating levels (which amount is included in the $787.6 million as to which the Company has agreed to post). Such cap increases by $50 million to $675 million in the event AGC's ratings are downgraded to A+ or A3.

  Sensitivity to Changes in Credit Spread

        The following table summarizes the estimated change in fair values on the net balance of the Company's credit derivative positions assuming immediate parallel shifts in credit spreads on AGC and on the risks that it assumes:

	As of September 30, 2010
Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss)(Pre-Tax)
	(in millions)
100% widening in spreads	$(1,911.1)	$(1,110.2)
50% widening in spreads	(1,358.9)	(558.0)
25% widening in spreads	(1,080.0)	(279.1)
10% widening in spreads	(912.7)	(111.8)
Base Scenario	(800.9)	—
10% narrowing in spreads	(720.8)	80.1
25% narrowing in spreads	(600.4)	200.5
50% narrowing in spreads	(403.6)	397.3

(1)
Includes the effects of spreads on both the underlying asset classes and the Company's own credit spread.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

7. Credit Derivatives (Continued)

  Credit Derivative Net Par Outstanding by Sector

        The estimated remaining weighted average life of credit derivatives was 7.7 years at September 30, 2010 and 8.0 years at December 31, 2009. The components of the Company's net par outstanding as of September 30, 2010 and December 31, 2009 are:

Net Par Outstanding on Credit Derivatives

					As of December 31, 2009
	As of September 30, 2010
								Weighted Average Credit Rating(2)
Asset Type	Original Subordination(1)	Current Subordination(1)	Net Par Outstanding	Weighted Average Credit Rating(2)	Original Subordination(1)	Current Subordination(1)	Net Par Outstanding
	(dollars in millions)
Financial Guaranty Direct:
Pooled corporate obligations:
CLOs/CBOs	36.3%	32.3%	$16,982	AAA	35.4%	30.2%	$17,312	AAA
Synthetic IG pooled corporate	30.0	30.1	702	AAA	30.0	29.4	1,647	AAA
TruPS CDOs	47.0	33.0	4,398	BB+	46.5	36.9	4,566	BB+
Market value CDOs of corporate obligations	44.6	38.5	2,658	AAA	38.8	39.0	3,002	AAA

Total pooled corporate obligations	38.9	33.0	24,740	AA+	37.4	32.3	26,527	AA+
U.S. RMBS:
Alt-A Option ARMs and Alt-A First Lien	20.0	18.1	3,705	B+	20.3	22.0	4,320	BB
Subprime First Lien	27.5	57.2	3,511	A+	27.6	52.4	3,782	A+
Prime First Lien	10.9	10.4	415	B	10.9	11.1	467	BB
CES and HELOCs	0.0	18.7	11	AA-	0.0	19.2	13	AA

Total U.S. RMBS	22.9	35.4	7,642	BBB-	22.9	34.6	8,582	BBB
CMBS	29.6	32.0	5,648	AAA	28.5	30.9	5,844	AAA
Other	—	—	6,807	AA	—	—	7,255	AA

Total			$44,837	AA			$48,208	AA

(1)
Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

(2)
Based on the Company's internal rating, The Company's rating scale is similar to that used by the nationally recognized rating agencies; however, the ratings in the above table may not be the same as ratings assigned by any nationally recognized rating agency.

        The Company's exposure to pooled corporate obligations is highly diversified in terms of obligors and, except in the case of TruPS CDOs, industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company's pooled corporate exposure consists of CLOs. Most of these CLOs have an average obligor size of less than 1% and typically restrict the maximum exposure to any one industry to approximately 10%. The Company's exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

        The Company's TruPS CDO asset pools are generally less diversified by obligors and industries than the typical CLO asset pool. Also, the underlying collateral in TruPS CDOs consists primarily of subordinated debt instruments such as TruPS CDOs issued by banks, real estate investment trusts ("REITs") and insurance companies, while CLOs typically contain primarily senior secured obligations.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

7. Credit Derivatives (Continued)

Finally, TruPS CDOs typically contain interest rate hedges that may complicate the cash flows. However, to mitigate these risks TruPS CDOs were typically structured with higher levels of embedded credit enhancement than typical CLOs.

        The Company's exposure to "Other" CDS contracts is also highly diversified. It includes $2.6 billion of exposure to four pooled infrastructure transactions comprised of diversified pools of international infrastructure project transactions and loans to regulated utilities. These pools were all structured with underlying credit enhancement sufficient for the Company to attach at super senior AAA levels. The remaining $4.2 billion of exposure in "Other" CDS contracts is comprised of numerous deals typically structured with significant underlying credit enhancement and spread across various asset classes, such as commercial receivables, international RMBS, infrastructure, regulated utilities and consumer receivables.

Distribution of Direct Credit Derivative Net Par Outstanding by Rating(1)

	September 30, 2010		December 31, 2009
Ratings(1)	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
Super Senior	$10,613	23.7%	$1,587	3.3%
AAA	18,388	41.0	28,728	59.6
AA	3,288	7.3	3,857	8.0
A	2,935	6.5	3,356	7.0
BBB	3,759	8.4	5,490	11.4
BIG	5,854	13.1	5,190	10.7

Total direct credit derivative net par outstanding	$44,837	100.0%	$48,208	100.0%

(1)
Assured Guaranty's internal rating. The Company's ratings scale is similar to that used by the nationally recognized rating agencies; however, the ratings in the above table may not be the same as ratings assigned by any nationally recognized rating agency. The super senior category, which is not generally used by rating agencies, is used by the Company in instances where Assured Guaranty's AAA-rated exposure on its internal rating scale has additional credit enhancement due to either (1) the existence of another security rated AAA that is subordinated to Assured Guaranty's exposure or (2) Assured Guaranty's exposure benefiting from a different form of credit enhancement that would pay any claims first in the event that any of the exposures incurs a loss, and such credit enhancement, in management's opinion, causes Assured Guaranty's attachment point to be materially above the AAA attachment point.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

7. Credit Derivatives (Continued)

        The following tables presents additional details about the Company's unrealized gain or loss on credit derivatives associated with U.S. RMBS by vintage for Third Quarter 2010 and Nine Months 2010:

U.S. Residential Mortgage-Backed Securities

Vintage	Original Subordination(1)	Current Subordination(1)	Net Par Outstanding (in millions)	Weighted Average Credit Rating(2)	Third Quarter 2010 Unrealized Gain (Loss) (in millions)	Nine Months 2010 Unrealized Gain (Loss) (in millions)
2004 and Prior	6.1%	19.4%	$126	A+	$(0.5)	$(0.3)
2005	26.9	61.9	2,504	AA-	(0.3)	1.0
2006	28.3	43.2	1,314	BBB	(7.6)	(6.7)
2007	18.9	15.9	3,698	B	(172.0)	(33.5)
2008	—	—	—	—	—	—
2009	—	—	—	—	—	—
2010	—	—	—	—	—	—

Total	22.9%	35.4%	$7,642	BBB-	$(180.4)	$(39.5)

(1)
Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

(2)
Based on the Company's internal rating. The Company's rating scale is similar to that used by the nationally recognized rating agencies; however, the ratings in the above table may not be the same as ratings assigned by any nationally recognized rating agency.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

7. Credit Derivatives (Continued)

        The following table presents additional details about the Company's unrealized gain or loss on credit derivatives associated with CMBS transactions by vintage for Third Quarter 2010 and Nine Months 2010:

Commercial Mortgage-Backed Securities

Vintage	Original Subordination(1)	Current Subordination(1)	Net Par Outstanding (in millions)	Weighted Average Credit Rating(2)	Third Quarter 2010 Unrealized Gain (Loss) (in millions)	Nine Months 2010 Unrealized Gain (Loss) (in millions)
2004 and Prior	28.7%	43.7%	$539	AAA	$(0.1)	$0.1
2005	17.6	25.2	512	AAA	(0.2)	—
2006	28.4	28.5	3,403	AAA	0.7	5.0
2007	39.4	41.7	1,194	AAA	(0.1)	3.5
2008	—	—	—	—	—	—
2009	—	—	—	—	—	—
2010	—	—	—	—	—	—

Total	29.6%	32.0%	$5,648	AAA	$0.3	$8.6

(1)
Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

(2)
Based on the Company's internal rating. The Company's rating scale is similar to that used by the nationally recognized rating agencies; however, the ratings in the above table may not be the same as ratings assigned by any nationally recognized rating agency.

8. Consolidation of Variable Interest Entities

        The Company has exposure to VIEs through the issuance of financial guaranty insurance contracts that typically ensure the timely payment of principal and interest to the holders of VIE debt. As part of the terms of its insurance contracts, at the outset of a contract the Company obtains certain protective rights with respect to the VIE that are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager financial health. At deal inception, the Company typically is not deemed to have control of a VIE, however, once a trigger event occurs the Company's control of the VIE typically increases.

        Under accounting rules previously in effect, the Company determined whether it was the primary beneficiary (i.e., the variable interest holder required to consolidate a VIE) of a VIE by first performing a qualitative analysis of the VIE that included, among other factors, its capital structure, contractual terms, which variable interests create or absorb variability, related party relationships and the design of the VIE. The Company performed a quantitative analysis when qualitative analysis was not conclusive.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

8. Consolidation of Variable Interest Entities (Continued)

        The accounting guidance effective January 1, 2010, requires the Company to perform an analysis to determine whether its variable interests give it a controlling financial interest in a VIE. This analysis identifies the primary beneficiary of a VIE as the enterprise that has both 1) the power to direct the activities of a VIE that most significantly impact the entity's economic performance; and 2) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. Additionally, this guidance requires an ongoing reassessment of whether the Company is the primary beneficiary of a VIE.

        Pursuant to the new accounting guidance, the Company evaluated its power to direct the significant activities that most significantly impact the economic performance of VIEs that have debt obligations insured by the Company and, accordingly, where the Company is obligated to absorb VIE losses that could potentially be significant to the VIE. The Company determined that it is the primary beneficiary of three VIEs based on the assessment of its control rights over servicer or collateral manager replacement, given that servicing/managing collateral were deemed to be the VIEs' most significant activities. The Company is not primarily liable for the debt obligations issued by the VIEs and would only be required to make payments on these debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due. The Company's creditors do not have any rights with regard to the assets of the VIEs.

        The table below shows the carrying value of the consolidated VIE assets and liabilities in the Company's unaudited interim consolidated financial statements, segregated by the types of assets held by VIEs that collateralize their respective debt obligations:

Consolidated VIEs

	As of September 30, 2010
	Assets	Liabilities
	(in millions)
Alt-A Second liens	$100.8	$123.1
Life insurance	303.6	303.6

Total	$404.4	$426.7

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

8. Consolidation of Variable Interest Entities (Continued)

        The table below shows the revenues and expenses of the consolidated VIEs:

	Third Quarter 2010	Nine Months 2010
	(in millions)
Revenues:
Financial guaranty variable interest entities' revenues:
Interest income	$4.8	$15.3
Net realized and unrealized gains (losses) on assets	12.1	56.1

Financial guaranty variable interest entities' revenues	$16.9	$71.4

Expenses:
Financial guaranty variable interest entities' expenses:
Interest expense	2.4	6.7
Net realized and unrealized losses (gains) on liabilities with recourse	(10.9)	36.3
Net realized and unrealized (gains) losses on liabilities without recourse	(0.5)	(6.0)
Other expenses	1.6	7.0

Financial guaranty variable interest entities' expenses	$(7.4)	$44.0

        The financial reports of the consolidated VIEs are prepared by outside parties and are not available within the time constraints that the Company requires to ensure the financial accuracy of the operating results. As such, the financial results of the three VIEs are consolidated on a one quarter lag.

        The new accounting guidance mandates the accounting changes prescribed by the statement to be recognized by the Company as a cumulative effect adjustment to retained earnings as of January 1, 2010. The cumulative effect of adopting the new accounting guidance was a $39.9 million after-tax

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

8. Consolidation of Variable Interest Entities (Continued)

decrease to the opening retained earnings balance due to the consolidation of three VIEs at fair value. The impact of adopting the new accounting guidance on the Company's balance sheet was as follows:

	As of December 31, 2009	Transition Adjustment	As of January 1, 2010
	(in millions)
Assets:
Premiums receivable, net of ceding commission payable	$351.4	$(9.2)	$342.2
Deferred tax asset, net	241.8	21.5	263.3
Financial guaranty variable interest entities' assets	—	348.3	348.3
Total assets	4,499.8	360.6	4,860.4
Liabilities and shareholder's equity:
Unearned premium reserves	1,451.6	(8.0)	1,443.6
Loss and LAE reserve	191.2	0.1	191.3
Financial guaranty variable interest entities' liabilities with recourse	—	390.3	390.3
Financial guaranty variable interest entities' liabilities without recourse	—	18.1	18.1
Total liabilities	3,273.6	400.5	3,674.1
Retained earnings	153.7	(39.9)	113.8
Total shareholder's equity	1,226.2	(39.9)	1,186.3
Total liabilities and shareholder's equity	4,499.8	360.6	4,860.4

Non-Consolidated VIEs

        To date, the results of qualitative and quantitative analyses have indicated that the Company does not have a majority of the variability in any other VIE and, as a result, are not consolidated in the Company's unaudited interim consolidated financial statements. The Company's exposure provided through its financial guaranties with respect to debt obligations of SPEs is included within net par outstanding in Note 3.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

9. Fair Value of Financial Instruments

        The carrying amount and estimated fair value of financial instruments are presented in the following table:

Fair Value of Financial Instruments

	As of September 30, 2010		As of December 31, 2009
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed maturity securities	$2,589.0	$2,589.0	$2,045.2	$2,045.2
Short-term investments	269.7	269.7	802.6	802.6
Credit derivative assets	277.1	277.1	252.0	252.0
Committed capital securities, at fair value	9.1	9.1	4.0	4.0
Financial guaranty VIE assets	404.4	404.4	—	—
Other assets			—	—
Liabilities:
Financial guaranty insurance contracts(1)	733.0	864.0	801.3	1,061.3
Note payable to affiliate	300.0	360.9	300.0	300.0
Credit derivative liabilities	1,078.0	1,078.0	1,076.7	1,076.7
Financial guaranty VIE liabilities with recourse	414.6	414.6	—	—
Financial guaranty VIE liabilities without recourse	12.1	12.1	—	—

(1)
Includes the balance sheet amounts related to financial guaranty insurance contract premiums and losses, net of reinsurance.

Background

        Fair value framework defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date. The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on the market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e. the most advantageous market).

        The fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with level 1 being the highest and level 3 the lowest:

        Level 1—Quoted prices for identical instruments in active markets.

        Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

9. Fair Value of Financial Instruments (Continued)

        Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. This hierarchy requires the use of observable market data when available. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

        An asset or liability's categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation.

Financial Instruments Carried at Fair Value

        Amounts recorded at fair value in the Company's financial statements are included in the tables below.

Fair Value Hierarchy of Financial Instruments
As of September 30, 2010

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed maturity securities:
U.S. government and agencies	$494.6	$—	$494.6	$—
Obligations of state and political subdivisions	1,473.0	—	1,473.0	—
Corporate securities	234.4	—	234.4	—
Mortgage-backed securities:
RMBS	117.4	—	82.2	35.2
CMBS	81.8	—	81.8	—
Asset-backed securities	94.9	—	84.4	10.5
Foreign government securities	92.9	—	92.9	—

Total fixed maturity securities	2,589.0	—	2,543.3	45.7
Short-term investments	269.7	174.4	95.3	—
Credit derivative assets	277.1	—	—	277.1
Committed capital securities, at fair value	9.1	—	9.1	—
Financial guaranty VIE assets	404.4	—	—	404.4

Total assets	$3,549.3	$174.4	$2,647.7	$727.2

Liabilities:
Credit derivative liabilities	$1,078.0	$—	$—	$1,078.0
Financial guaranty VIE liabilities with recourse	414.6	—	—	414.6
Financial guaranty VIE liabilities without recourse	12.1	—	—	12.1

Total liabilities	$1,504.7	$—	$—	$1,504.7

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

9. Fair Value of Financial Instruments (Continued)

Fair Value Hierarchy of Financial Instruments
As of December 31, 2009

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed maturity securities:
U.S. government and agencies	$451.5	$—	$451.5	$—
Obligations of state and political subdivisions	1,059.1	—	1,059.1	—
Corporate securities	183.3	—	183.3	—
Mortgage-backed securities:
RMBS	190.6	—	190.6	—
CMBS	64.3	—	64.3	—
Asset-backed securities	16.7	—	16.7	—
Foreign government securities	79.7	—	79.7	—

Total fixed maturity securities	2,045.2	—	2,045.2	—
Short-term investments	802.6	43.2	759.4	—
Credit derivative assets	252.0	—	—	252.0
Committed capital securities, at fair value	4.0	—	4.0	—

Total assets	$3,103.8	$43.2	$2,808.6	$252.0

Liabilities:
Credit derivative liabilities	$1,076.7	$—	$—	$1,076.7

Total liabilities	$1,076.7	$—	$—	$1,076.7

Fixed Maturity Securities and Short-term Investments

        The fair value of bonds in the Investment Portfolio is generally based on quoted market prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. Such quotes generally consider a variety of factors, including recent trades of the same and similar securities. If quoted market prices are not available, the valuation is based on pricing models that use dealer price quotations, price activity for traded securities with similar attributes and other relevant market factors as inputs, including security type, rating, vintage, tenor and its position in the capital structure of the issuer. The Company considers securities prices from pricing services, index providers or broker-dealers to be Level 2 in the fair value hierarchy. Prices determined based upon model processes are considered to be Level 3 in the fair value hierarchy. The Company used model processes to price 6 fixed maturity securities as of September 30, 2010 and these securities were classified as Level 3.

        Broker-dealer quotations obtained to price securities are generally considered to be indicative and are nonactionable (i.e. non-binding).

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

9. Fair Value of Financial Instruments (Continued)

        The Company did not make any internal adjustments to prices provided by its third party pricing service.

Committed Capital Securities

        The fair value of committed capital securities ("CCS") represents the difference between the present value of remaining expected put option premium payments under AGC's CCS (the "AGC CCS Securities") agreements and the value of such estimated payments based upon the quoted price for such premium payments as of the reporting dates (see Note 16). Changes in fair value of AGC CCS securities are included in the consolidated statement of operations. The significant market inputs used are observable, therefore, the Company classified this fair value measurement as Level 2.

Financial Guaranty Contracts

        The fair value of the Company's financial guaranty contracts was based on management's estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company's in-force book of financial guaranty insurance business. This amount was based on the pricing assumptions management has observed in recent portfolio transfers that have occurred in the financial guaranty market and included adjustments to the carrying value of unearned premium reserve for stressed losses and ceding commissions. The significant inputs for stressed losses and ceding commissions were not readily observable inputs. The Company accordingly classified this fair value measurement as Level 3.

Note Payable to Affiliate

        The fair value of the Company's note payable to affiliate is determined by calculating the effect of changes in U.S. Treasury yield at the end of reporting period and the appropriate credit spread for similar debt instruments. The significant market inputs are observable, therefore, the Company classified this fair value measurement as Level 2.

Financial Guaranty Credit Derivatives

        The Company's credit derivatives consist primarily of insured CDS contracts. The Company does not typically terminate its credit derivative contracts, and there are no quoted prices for its instruments or for similar instruments. Observable inputs other than quoted market prices exist; however, these inputs reflect contracts that do not contain terms and conditions similar to the credit derivative contracts issued by the Company. Therefore, the valuation of credit derivative contracts requires the use of models that contain significant, unobservable inputs. The Company accordingly believes the credit derivative valuations are in Level 3 in the fair value hierarchy.

        The fair value of the Company's credit derivative contracts represents the difference between the present value of remaining expected net premiums the Company receives or pays for the credit protection and the estimated present value of premiums that a comparable credit-worthy financial guarantor would hypothetically charge or pay the Company for the same protection at the balance sheet date. The fair value of the Company's credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company's own credit risk and remaining contractual cash

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

9. Fair Value of Financial Instruments (Continued)

flows. The expected remaining contractual cash flows are the most readily observable inputs since they are based on CDS contractual terms. These cash flows include net premiums and claims to be received or paid under the terms of the contract.

        Market conditions at September 30, 2010 were such that market prices of the Company's CDS contracts were not generally available. Since market prices were not available, the Company used proprietary valuation models that used both unobservable and observable market data inputs such as various market indices, credit spreads, the Company's own credit spread, and estimated contractual payments to estimate the fair value of its credit derivatives. These models are primarily developed internally based on market conventions for similar transactions.

        Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts. These terms differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as novations upon exiting a line of business. Because of these terms and conditions, the fair value of the Company's credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market. The Company's models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

        Valuation models include management estimates and current market information. Management is also required to make assumptions on how the fair value of credit derivative instruments is affected by current market conditions. Management considers factors such as current prices, charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models to determine the fair value of these credit derivative products, actual experience may differ from the estimates reflected in the Company's unaudited interim consolidated financial statements and the differences may be material.

Assumptions and Inputs

        Listed below are various inputs and assumptions that are key to the establishment of the Company's fair value for CDS contracts.

        The key assumptions used in the Company's internally developed model include the following:

  •
  How gross spread is calculated: Gross spread is the difference between the yield of a security paid by an issuer on an insured versus uninsured basis or, in the case of a CDS transaction, the difference between the yield and an index such as the London Interbank Offered Rate ("LIBOR"). Such pricing is well established by historical financial guaranty fees relative to capital market spreads as observed and executed in competitive markets, including in financial guaranty reinsurance and secondary market transactions.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

9. Fair Value of Financial Instruments (Continued)

  •
  How gross spread is allocated: Gross spread on a financial guaranty written in CDS form is allocated among:

  1.
  the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction ("bank profit");

  2.
  premiums paid to the Company for the Company's credit protection provided ("net spread"); and

  3.
  the cost of CDS protection purchased on the Company by the originator to hedge their counterparty credit risk exposure to the Company ("hedge cost").

  •
  The weighted average life is based on expected remaining contractual cash flows and debt service schedules, which are the most readily observable inputs since they are based on the CDS contractual terms.

        The premium the Company receives is referred to as the "net spread." The Company's own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGC. The cost to acquire CDS protection referencing AGC affects the amount of spread on CDS deals that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGC increases, the amount of premium the Company retains on a deal generally decreases. As the cost to acquire CDS protection referencing AGC decreases, the amount of premium the Company retains on a deal generally increases. In the Company's valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts.

        The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts. To the extent available, actual transactions executed in the market during the accounting period are used to validate the model results and to explain the correlation between various market indices and indicative CDS market prices.

        The Company's fair value model inputs are gross spread, credit spreads on risks assumed and credit spreads on the Company's name.

        Gross spread is an input into the Company's fair value model that is used to ultimately determine the net spread a comparable financial guarantor would charge the Company to transfer risk at the reporting date. The Company's estimate of the fair value represents the difference between the estimated present value of premiums that a comparable financial guarantor would accept to assume the risk from the Company on the current reporting date, on terms identical to the original contracts written by the Company and the contractual premium for each individual credit derivative contract. Gross spread was an observable input that the Company historically obtained for deals it had closed or bid on in the market place prior to the credit crisis. The Company uses these historical gross spreads as a reference point to estimate fair value in current reporting periods.

        The Company obtains credit spreads on risks assumed from market data sources published by third parties (e.g. dealer spread tables for the collateral similar to assets within the Company's transactions)

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

9. Fair Value of Financial Instruments (Continued)

as well as collateral- specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. As discussed previously, these indices are adjusted to reflect the non-standard terms of the Company's CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders whom are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

        For credit spreads on the Company's name the Company obtains the quoted price of CDS contracts traded on AGC from market data sources published by third parties.

Example

        The following is an example of how changes in gross spreads, the Company's own credit spread and the cost to buy protection on the Company affect the amount of premium the Company can demand for its credit protection. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16	440	88
The Company premium received per annum (in bps)	40	22	10	2

        In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to AGC, when the CDS spread on AGC was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the Company received premium of 40 basis points, or 22% of the gross spread.

        In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to AGC, when the CDS spread on AGC was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the Company would receive premium of 10 basis points, or 2% of the gross spread.

        In this example, the contractual cash flows (the Company premium received per annum above) exceed the amount a market participant would require the Company to pay in today's market to accept its obligations under the CDS contract, thus resulting in an asset. This credit derivative asset is equal to the difference in premium rates discounted at the corresponding LIBOR over the weighted average remaining life of the contract. The expected future cash flows for the Company's credit derivatives were

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

9. Fair Value of Financial Instruments (Continued)

discounted at rates ranging from 0.6% to 3.3% at September 30, 2010. The expected future cash flows for the Company's credit derivatives were discounted at rates ranging from 1.0% to 4.5% at December 31, 2009.

        The Company corroborates the assumptions in its fair value model, including the amount of exposure to AGC hedged by its counterparties, with independent third parties each reporting period. The current level of AGC's own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGC. This reduces the amount of contractual cash flows AGC can capture for selling its protection.

        The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that contractual terms of financial guaranty insurance contracts typically do not require the posting of collateral by the guarantor. The widening of a financial guarantor's own credit spread increases the cost to buy credit protection on the guarantor, thereby reducing the amount of premium the guarantor can capture out of the gross spread on the deal. The extent of the hedge depends on the types of instruments insured and the current market conditions.

        A credit derivative asset on protection sold is the result of contractual cash flows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the current reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize an asset representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract.

        Management does not believe there is an established market where financial guaranty insured credit derivatives are actively traded. The terms of the protection under an insured financial guaranty credit derivative do not, except for certain rare circumstances, allow the Company to exit its contracts. Management has determined that the exit market for the Company's credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company's deals to establish historical price points in the hypothetical market that are used in the fair value calculation.

        The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, the Company either interpolates or extrapolates CDS spreads based on similar transactions or market indices.

  •
  Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available, they are used).

  •
  Credit spreads are interpolated based upon market indices or deals priced or closed during a specific quarter within a specific asset class and specific rating.

  •
  Credit spreads provided by the counterparty of the CDS.

  •
  Credit spreads are extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

9. Fair Value of Financial Instruments (Continued)

        Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company's objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management's assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

Information by Credit Spread Type

	As of September 30, 2010	As of December 31, 2009
Based on actual collateral specific spreads	9%	9%
Based on market indices	83%	81%
Provided by the CDS counterparty	8%	10%

Total	100%	100%

        The Company interpolates a curve based on the historical relationship between the premium the Company receives when a financial guaranty contract written in CDS form is closed to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For specific transactions where no price quotes are available and credit spreads need to be extrapolated, an alternative transaction for which the Company has received a spread quote from one of the first three sources within the Company's spread hierarchy is chosen. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions' current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross- referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness. In addition, management compares the relative change experienced on published market indices for a specific asset class for reasonableness and accuracy.

Strengths and Weaknesses of Model

        The Company's credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

        The primary strengths of the Company's CDS modeling techniques are:

  •
  The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

9. Fair Value of Financial Instruments (Continued)

  •
  The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed by the Company to be the key parameters that affect fair value of the transaction.

  •
  The Company uses actual transactions, when available, to validate its model results and to explain the correlation between various market indices and indicative CDS market prices. Management first attempts to compare modeled values to premiums on deals the Company received on new deals written within the reporting period. If no new transactions were written for a particular asset type in the period or if the number of transactions is not reflective of a representative sample, management compares modeled results to premium bids offered by the Company to provide credit protection on new transactions within the reporting period, the premium the Company has received on historical transactions to provide credit protection in net tight and wide credit environments and/or the premium on transactions closed by other financial guaranty insurance companies during the reporting period.

  •
  The model is a documented, consistent approach to valuing positions that minimizes subjectivity. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

        The primary weaknesses of the Company's CDS modeling techniques are:

  •
  There is no exit market or actual exit transactions. Therefore the Company's exit market is a hypothetical one based on the Company's entry market.

  •
  There is a very limited market in which to verify the fair values developed by the Company's model.

  •
  At September 30, 2010 and December 31, 2009, the markets for the inputs to the model were highly illiquid, which impacts their reliability. However, the Company employs various procedures to corroborate the reasonableness of quotes received and calculated by the Company's internal valuation model, including comparing to other quotes received on similarly structured transactions, observed spreads on structured products with comparable underlying assets and, on a selective basis when possible, through second independent quotes on the same reference obligation.

  •
  Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

        Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. As of September 30, 2010 and December 31, 2009, these contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company's estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company's current credit standing.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

9. Fair Value of Financial Instruments (Continued)

Fair Value Option on Financial Guaranty VIE Assets and Liabilities

        The Company elected the Fair Value Option for financial guaranty VIE assets and liabilities upon adopting the new accounting guidance on accounting for VIEs (see Note 8).

        The VIEs that are consolidated by the Company issued securities collateralized by Alt-A second lien RMBS and other receivables. As the lowest level input that is significant to the fair value measurement of these securities in its entirety was a Level 3 input, management classified all such securities as Level 3 in the fair value hierarchy. The securities were priced with the assistance of an independent third-party using a discounted cash flow approach and the third- party's proprietary pricing models. The models to price the VIEs liabilities used, where appropriate, inputs such as estimated prepayment speeds; losses; recoveries; market values of the assets that collateralize the securities; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; house price depreciation/appreciation rates based on macroeconomic forecasts, for those liabilities insured by the Company, the benefit from the Company's insurance policy guaranteeing the timely payment of principal and interest for the VIE tranches insured by the Company, taking into account the Company's own credit rating. Those VIE liabilities insured by the Company are considered to be with recourse, since the Company guarantees the payment of principal and interest regardless of the performance of the related VIE assets. Those VIE liabilities not insured by the Company are considered to be non-recourse, since the payment of principal and interest of these liabilities is wholly dependent on the performance of the VIE assets.

        The Company is not primarily liable for the debt obligations issued by the VIEs and would only be required to make payments on these debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due. The Company's creditors do not have any rights with regard to the assets of the VIEs.

        The Company determined the fair value of the VIE assets using a similar methodology as described above with the exception that there was no benefit assigned to the value of the Company's financial guarantee, since the Company does not guarantee the performance of the underlying assets of the VIE.

        Changes in fair value of the financial guaranty VIE assets and liabilities are included in the consolidated statement of operations. Interest income on VIE assets is recognized when received and recorded in "variable interest entities' revenues" in the consolidated statements of operations. Except for credit impairment, the unrealized fair value adjustments related to the consolidated VIEs will reverse to zero over the terms of these financial instruments.

        The total unpaid principal balance for the VIE assets that were over 90 days or more past due was approximately $12.3 million. The change in the instrument-specific credit risk of the VIE assets for Third Quarter 2010 and Nine Months 2010 was a gain of approximately $32.0 million and $77.6 million. The difference between the aggregate unpaid principal and aggregate fair value of the VIE liabilities was approximately $209.5 million at September 30, 2010.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

9. Fair Value of Financial Instruments (Continued)

Level 3 Instruments

        The table below presents a rollforward of the Company's financial instruments whose fair value included significant unobservable inputs (Level 3) during Third Quarter and Nine Months 2010 and 2009.

Fair Value Level 3 Rollforward

		Third Quarter 2010
		Total Pre-tax Realized/ Unrealized Gains/(Losses)(1) Recorded in:						Change in Unrealized Gains/(Losses) Related to Financial Instruments Held at September 30, 2010
	Fair Value at June 30, 2010	Net Income (Loss)		Other Comprehensive Income (Loss)	Purchases, Issuances, Settlements, net	Transfers in and/or out of Level 3	Fair Value at September 30, 2010
	(in millions)
Investment portfolio	$35.9	$(2.4	)(2)	$1.9	$10.3	$—	$45.7	$1.9
Financial guaranty VIE assets	392.4	16.9	(3)	—	(4.9)	—	404.4	17.9
Credit derivative asset (liability), net(4)	(594.5)	(174.5	)(5)	—	(31.9)	—	(800.9)	(203.2)
Financial guaranty VIE liabilities with recourse	(433.3)	8.7	(3)	—	10.0	—	(414.6)	(3.2)
Financial guaranty VIE liabilities without recourse	(12.5)	(1.3	)(3)	—	1.7	—	(12.1)	(0.5)

		Third Quarter 2009
		Total Pre-tax Realized/ Unrealized Gains/(Losses)(1) Recorded in:						Change in Unrealized Gains/(Losses) Related to Financial Instruments Held at September 30, 2009
	Fair Value at June 30, 2009	Net Income (Loss)		Other Comprehensive Income (Loss)	Purchases, Issuances, Settlements, net	Transfers in and/or out of Level 3	Fair Value at September 30, 2009
	(in millions)
Credit derivative asset (liability), net(4)	$(580.0)	$(62.6	)(5)	$—	$(33.3)	$—	$(675.9)	$(75.6)

				Nine Months 2010
				Total Pre-tax Realized/ Unrealized Gains/(Losses)(1) Recorded in:						Change in Unrealized Gains/(Losses) Related to Financial Instruments Held at September 30, 2010
	Fair Value at December 31, 2009	Adoption of New Accounting Guidance	Fair Value at January 1, 2010	Net Income (Loss)		Other Comprehensive Income (Loss)	Purchases, Issuances, Settlements, net	Transfers in and/or out of Level 3	Fair Value at September 30, 2010
	(in millions)
Investment portfolio	$—	$—	$—	$1.2	(2)	$(5.5)	$12.9	$37.1	$45.7	$(5.5)
Financial guaranty VIE assets	—	348.3	348.3	71.4	(3)	—	(15.3)	—	404.4	74.8
Credit derivative asset (liability), net(4)	(824.7)	—	(824.7)	59.4	(5)	—	(35.6)	—	(800.9)	19.0
Financial guaranty VIE liabilities with recourse	—	(390.3)	(390.3)	(43.7	)(3)	—	19.4	—	(414.6)	15.8
Financial guaranty VIE liabilities without recourse	—	(18.1)	(18.1)	(0.3	)(3)	—	6.3	—	(12.1)	(5.4)

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

9. Fair Value of Financial Instruments (Continued)

		Nine Months 2009
		Total Pre-tax Realized/ Unrealized Gains/(Losses)(1) Recorded in:						Change in Unrealized Gains/(Losses) Related to Financial Instruments Held at September 30, 2009
	Fair Value at December 31, 2008	Net Income (Loss)		Other Comprehensive Income (Loss)	Purchases, Issuances, Settlements, net	Transfers in and/or out of Level 3	Fair Value at September 30, 2009
	(in millions)
Credit derivative asset (liability), net(4)	$(341.5)	$(265.7	)(5)	$—	$(68.7)	$—	$(675.9)	$(323.5)

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)
Included in net investment income.

(3)
Included in financial guaranty variable interest entities revenues or expenses.

(4)
Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(5)
Reported in net change in fair value of credit derivatives.

10. Investment Portfolio

Investment Portfolio

        The following table summarizes the Company's aggregate investment portfolio:

Investment Portfolio by Security Type

	As of September 30, 2010
Investments Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI gain (loss) on Securities with OTTI(2)	Weighted Average of Credit Quality
		(dollars in millions)
Fixed maturity securities
U.S. government and agencies	17%	$467.4	$27.2	$—	$494.6	$—	AAA
Obligations of state and political subdivisions	51	1,396.0	77.5	(0.5)	1,473.0	0.4	AA
Corporate securities	8	223.0	11.4	—	234.4	—	A+
Mortgage-backed securities(2):
RMBS	5	122.0	2.1	(6.7)	117.4	0.9	A-
CMBS	3	76.0	5.8	—	81.8	—	AA+
Asset-backed securities	3	92.9	2.2	(0.2)	94.9	—	AA
Foreign government securities	3	86.0	6.9	—	92.9	—	AA+

Total fixed maturity securities	90	2,463.3	133.1	(7.4)	2,589.0	1.3	AA
Short-term investments	10	269.7	—	—	269.7	—	AAA

Total investment portfolio	100%	$2,733.0	$133.1	$(7.4)	$2,858.7	$1.3	AA

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

10. Investment Portfolio (Continued)

	As of December 31, 2009
Investments Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI gain (loss) on Securities with OTTI(2)	Weighted Average of Credit Quality
		(dollars in millions)
Fixed maturity securities
U.S. government and agencies	16%	$445.7	$6.6	$(0.8)	$451.5	$—	AAA
Obligations of state and political subdivisions	36	1,018.2	44.7	(3.8)	1,059.1	—	AA
Corporate securities	6	182.1	3.0	(1.8)	183.3	—	A+
Mortgage-backed securities(2):
RMBS	7	197.5	—	(7.0)	190.5	(0.5)	AA-
CMBS	2	65.2	0.7	(1.6)	64.3	(1.2)	AA+
Asset-backed securities	1	16.9	—	(0.1)	16.8	—	AAA
Foreign government securities	3	77.1	2.9	(0.3)	79.7	—	AAA

Total fixed maturity securities	71	2,002.7	57.9	(15.4)	2,045.2	(1.7)	AA
Short-term investments	29	802.6	—	—	802.6	—	AAA

Total investment portfolio	100%	$2,805.3	$57.9	$(15.4)	$2,847.8	$(1.7)	AA+

(1)
Based on amortized cost.

(2)
Accumulated OCI ("AOCI").

(3)
As of September 30, 2010 and December 31, 2009, respectively, approximately 41% and 61% of the Company's total mortgage-backed securities were government agency obligations.

        Ratings in the table above represent the lower of the Moody's Investors Service Inc. ("Moody's") and S&P classifications. The Company's portfolio is comprised primarily of high-quality, liquid instruments. The Company continues to receive sufficient information to value its investments and has not had to modify its valuation approach due to the current market conditions.

        The amortized cost and estimated fair value of available-for-sale fixed maturity securities by contractual maturity as of September 30, 2010, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

10. Investment Portfolio (Continued)

Distribution of Fixed-Maturity Securities in the Investment Portfolio by Contractual Maturity

	As of September 30, 2010
	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$9.4	$9.5
Due after one year through five years	746.9	776.7
Due after five years through ten years	325.3	353.8
Due after ten years	1,183.7	1,249.8
Mortgage-backed securities:
RMBS	122.0	117.4
CMBS	76.0	81.8

Total	$2,463.3	$2,589.0

        Proceeds from the sale of available-for-sale fixed maturity securities were $172.1 million and $504.0 million for Nine Months 2010 and 2009, respectively.

Net Investment Income

	Third Quarter		Nine Months
	2010	2009	2010	2009
	(in millions)
Income from fixed maturity securities	$20.4	$19.6	$64.5	$58.7
Income from short-term investments	0.1	0.1	0.5	0.8

Gross investment income	20.5	19.7	65.0	59.5
Investment expenses	(0.7)	(0.4)	(1.8)	(1.2)

Net investment income	$19.8	$19.3	$63.2	$58.3

        In accordance with statutory requirements, the Company maintains fixed maturity securities in trust accounts of $8.8 million and $8.0 million as of September 30, 2010 and December 31, 2009, respectively, for the protection of policyholders.

        Under certain derivative contracts, AGC is required to post eligible securities as collateral, generally cash or U.S. government or agency securities. The need to post collateral under these transactions is generally based on mark-to-market valuation in excess of contractual thresholds. The fair market value of AGC's pledged securities totaled $644.8 million and $648.7 million as of September 30, 2010 and December 31, 2009, respectively.

        The Company is not exposed to significant concentrations of credit risk within its investment portfolio.

        No material investments of the Company were non-income producing for Third Quarter and Nine Months 2010 and 2009, respectively.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

10. Investment Portfolio (Continued)

Other-Than-Temporary Impairment

        The following table presents the roll-forward of the credit losses of fixed maturity securities for which the Company has recognized OTTI and where the portion of the fair value adjustment related to other factors was recognized in OCI.

Rollforward of Credit Losses in the Investment Portfolio

	Third Quarter		Nine Months
	2010	2009	2010	2009
		(in millions)
Balance, beginning of period	$1.6	$1.8	$1.6	$—
Additions for credit losses on securities for which an OTTI was not previously recognized	—	—	—	1.6
Additions for credit losses on securities for which an OTTI was previously recognized	—	0.2	—	0.4

Balance, end of period	$1.6	$2.0	$1.6	$2.0

        Effective April 1, 2009, GAAP required bifurcation of credit and non-credit related OTTI in realized loss and OCI, respectively. Prior to April 1, 2009, the entire unrealized loss on OTTI securities was recognized in the consolidated statements of operations. Subsequent to that date, only the credit component of the unrealized loss on OTTI securities was recognized in the consolidated statements of operations.

        As of September 30, 2010, amounts, net of tax in AOCI included a net unrealized gain of $0.8 million for securities for which the Company had recognized OTTI and net unrealized gain of $80.9 million for securities for which the Company had not recognized OTTI. As of December 31, 2009, amounts, net of tax, in AOCI included an unrealized loss of $1.1 million for securities for which the Company had recognized OTTI and a net unrealized gain of $28.7 million for securities for which the Company had not recognized OTTI.

        The following tables summarize, for all securities in an unrealized loss position as of September 30, 2010 and December 31, 2009, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

10. Investment Portfolio (Continued)

Gross Unrealized Loss by Length of Time

	As of September 30, 2010
	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
U.S. government and agencies	$10.0	$—	$—	$—	$10.0	$—
Obligations of state and political subdivisions	37.7	(0.2)	29.0	(0.3)	66.7	(0.5)
Corporate securities	1.0	—	—	—	1.0	—
Mortgage-backed securities:
RMBS	30.8	(6.7)	—	—	30.8	(6.7)
CMBS	—	—	—	—	—	—
Asset-backed securities	3.3	(0.2)	—	—	3.3	(0.2)
Foreign government securities	—	—	—	—	—	—

Total	$82.8	$(7.1)	$29.0	$(0.3)	$111.8	$(7.4)

Number of securities		19		5		24

Number of securities with OTTI		—		—		—

	As of December 31, 2009
	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
U.S. government and agencies	$96.7	$(0.8)	$—	$—	$96.7	$(0.8)
Obligations of state and political subdivisions	111.5	(1.7)	48.8	(2.1)	160.3	(3.8)
Corporate securities	121.6	(1.6)	1.7	(0.2)	123.3	(1.8)
Mortgage-backed securities:
RMBS	183.7	(7.0)	—	—	183.7	(7.0)
CMBS	23.0	(1.1)	12.0	(0.5)	35.0	(1.6)
Asset-backed securities	16.6	(0.1)	—	—	16.6	(0.1)
Foreign government securities	24.0	(0.3)	—	—	24.0	(0.3)

Total	$577.1	$(12.6)	$62.5	$(2.8)	$639.6	$(15.4)

Number of securities		80		12		92

Number of securities with OTTI		5		—		5

        Of the securities in an unrealized loss position for 12 months or more as of September 30, 2010, none had an unrealized loss greater than 10% of book value.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

10. Investment Portfolio (Continued)

Net Realized Investment Gains (Losses)

	Third Quarter		Nine Months
	2010	2009	2010	2009
	(in millions)
Realized gains on investment portfolio	$(0.2)	$3.5	$4.0	$17.1
Realized losses on investment portfolio	0.1	(2.1)	(1.3)	(5.8)
OTTI	—	(0.8)	(0.4)	(5.1)

Net realized investment (losses) gains on investment portfolio	$(0.1)	$0.6	$2.3	$6.2

11. Income Taxes

        AGC files as part of a consolidated federal income tax return with its shareholder, Assured Guaranty US Holdings Inc. ("AGUS") and its U.S. taxpaying subsidiaries. Each company, as a member of its respective consolidated tax return group, has paid its proportionate share of the consolidated federal tax burden for its group as if each company filed on a separate return basis with current period credit for net losses.

        AGC and AGUK are subject to U.S. and U.K. income tax, respectively. The provision for income taxes for interim financial periods is not based on an estimated annual effective rate due to the variability in changes in fair value of its credit derivatives, which prevents the Company from projecting a reliable estimated annual effective tax rate and pre-tax income for the full year of 2010. A discrete calculation of the provision is calculated for each interim period.

        The effective rate expense (benefit) for Third Quarter 2010 and Third Quarter 2009 was (37.4)% and (18.4)%, respectively. The effective rate expense (benefit) for Nine Months 2010 and Nine Months 2009 was 25.1% and (29.2)%, respectively. The difference between the statutory tax rate of 35% and the effective tax rate is primarily due to tax-exempt interest and for Third Quarter 2009, an $85.4 million write-off of goodwill which was not tax effected. The change in the effective tax rate from year to year is primarily due to a higher portion of pre-tax income earned in different tax jurisdictions at varying statutory rates.

Taxation of Subsidiary

        AGC and AGUK are subject to income taxes imposed by U.S. and U.K. authorities at marginal corporate income tax rates of 35% and 28%, respectively, and file applicable tax returns.

        The U.S. Internal Revenue Service ("IRS") has completed reviewing tax years 2002 through the date of the Initial Public Offering ("IPO"), April 23, 2004 as part of an audit of ACE Limited ("ACE"), which had been the parent company of AGUS prior to the IPO. This audit has been completed with no impact to AGC. The IRS has commenced an audit of AGUS consolidated group for tax years 2006 through 2008.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

11. Income Taxes (Continued)

Tax Treatment of CDS

        AGC treats the guaranty it provides on CDS as insurance contracts for tax purposes and as such a taxable loss does not occur until AGC expects to make a loss payment to the buyer of credit protection based upon the occurrence of one or more specified credit events with respect to the contractually referenced obligation or entity. AGC holds its CDS to maturity, at which time any unrealized mark to market loss in excess of credit- related losses would revert to zero.

        The tax treatment of CDS is an unsettled area of the law. The uncertainty relates to the IRS determination of the income or potential loss associated with CDS as either subject to capital gain (loss) or ordinary income (loss) treatment. In treating CDS as insurance contracts AGC treats both the receipt of premium and payment of losses as ordinary income and believes it is more likely than not that any CDS credit related losses will be treated as ordinary by the IRS. To the extent the IRS takes the view that the losses are capital losses in the future and AGC incurred actual losses associated with the CDS, AGC would need sufficient taxable income of the same character within the carryback and carryforward period available under the tax law.

Valuation Allowance

        As of September 30, 2010 and December 31, 2009, net deferred tax assets were $245.1 million and $241.8 million, respectively. The September 30, 2010, deferred tax asset consists primarily of $170.9 million in mark to market adjustments for CDS, offset by net deferred tax liabilities. The December 31, 2009 deferred tax asset consists primarily of $205.0 million in mark to market adjustments for CDS, offset by net deferred tax liabilities.

        The Company came to the conclusion that it is more likely than not that its net deferred tax asset after netting of its valuation allowance will be fully realized after weighing all positive and negative evidence available as required under GAAP. The evidence that was considered included the following:

Negative Evidence

  •
  Although the Company believes that income or losses for its CDS are properly characterized for tax purposes as ordinary, the federal tax treatment is an unsettled area of tax law, as noted above.

  •
  Changes in the fair value of CDS have resulted in significant swings in the Company's net income in recent periods. Changes in the fair value of CDS in future periods could result in the U.S. consolidated tax group having a pre-tax loss under GAAP. Although not recognized for tax, this loss could result in a cumulative three year pre-tax loss, which is considered significant negative evidence for the recoverability of a deferred tax asset under GAAP.

Positive Evidence

  •
  The mark-to-market loss on CDS is not considered a tax event, and therefore no taxable loss has occurred.

  •
  After analysis of the current tax law on CDS the Company believes it is more likely than not that the CDS will be treated as ordinary income or loss for tax purposes.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

11. Income Taxes (Continued)

  •
  Assuming a hypothetical loss was triggered for the amount of deferred tax asset, there would be enough taxable income in the future to offset it as follows:

  (a)
  The amortization of the tax-basis unearned premium reserve of $323.7 million as of September 30, 2010, as well as the collection of future installment premiums on contracts already written the Company believes will result in significant taxable income in the future.

  (b)
  Although the Company has a significant tax exempt portfolio, this can be converted to taxable securities as permitted as a tax planning strategy under GAAP.

  (c)
  The mark-to-market loss is reflective of market valuations and will change from quarter to quarter. It is not indicative of the Company's ability to write new business. The Company writes and continues to write new business which will increase the amortization of unearned premium and investment portfolio resulting in expected taxable income in future periods.

        After examining all of the available positive and negative evidence, the Company believes that no additional valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarter-to-quarter basis.

12. Reinsurance

        AGC assumes exposure on insured obligations ("Reinsurance Business") and cedes portions of its exposure on obligations it has insured ("Ceded Business") in exchange for premiums, net of ceding commissions.

        AGC enters into ceded reinsurance agreements with non-affiliated companies to limit its exposure to risk on an on-going basis. In the event that any of the reinsurers are unable to meet their obligations, AGC would be liable for such defaulted amounts.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

12. Reinsurance (Continued)

        Direct, assumed, and ceded premium and loss and LAE amounts for Third Quarter and Nine Months 2010 and 2009 were as follows:

	Third Quarter		Nine Months
	2010	2009(1)	2010	2009(1)
	(in millions)
Premiums Written
Direct	$13.9	$130.8	$66.4	$408.4
Assumed	(3.6)	(1.1)	(4.0)	97.3
Ceded	(2.8)	(37.5)	(11.5)	(154.4)

Net	$7.5	$92.2	$50.9	$351.3

Premiums Earned
Direct	$32.1	$18.0	$95.3	$154.1
Assumed	5.6	2.7	19.5	20.5
Ceded	(10.0)	(7.3)	(32.5)	(66.8)

Net	$27.7	$13.4	$82.3	$107.8

Loss and LAE
Direct	$24.2	$96.5	$85.0	$140.5
Assumed	0.7	15.1	0.4	34.0
Ceded	(6.9)	(33.8)	(29.2)	(28.9)

Net	$18.0	$77.8	$56.2	$145.6

(1)
The 2009 amounts included the effects of conforming estimates as a result of the AGMH Acquisition.

        AGC's Ceded contracts generally allow AGC to recapture Ceded Business after certain triggering events, such as reinsurer downgrades.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

12. Reinsurance (Continued)

Ceded Par Outstanding by Reinsurer and Ratings

	Ratings at October 31, 2010
				Ceded Par Outstanding as a % of Total
Reinsurer	Moody's Reinsurer Rating	S&P Reinsurer Rating	Ceded Par Outstanding
	(dollars in millions)
Affiliated Companies(1)	A1	AA	$44,605	92.5%
Non-Affiliated Companies:
RAM Reinsurance Co. Ltd. ("RAM")	WR(2)	WR(2)	3,170	6.6
Radian Asset Assurance Inc. ("Radian")	Ba1	BB-	184	0.3
MBIA Insurance Corporation ("MBIA")	B3	BB+	138	0.4
Ambac Assurance Corporation ("Ambac")	Caa2	R(3)	109	0.2
Other	Various	Various	37	0.0

Non-Affiliated Companies			3,638	7.5

Total			$48,243	100.0%

(1)
Assured Guaranty Re Ltd. and its subsidiaries ("AG Re") are affiliates of AGC.

(2)
Represents "Withdrawn Rating."

(3)
Represents "Regulatory Action. Placed under an order of rehabilitation and liquidation."

Ceded Par Outstanding by Reinsurer and Credit Rating
As of September 30, 2010

	Credit Rating
Reinsurer	Super Senior	AAA	AA	A	BBB	BIG	Total
	(in millions)
Affiliated Companies	$3,160	$6,255	$6,258	$18,686	$7,127	$3,119	$44,605
RAM.	352	1,451	149	521	401	296	3,170
Radian	—	—	—	184	—	—	184
MBIA	—	—	138	—	—	—	138
Ambac	—	—	—	109	—	—	109
Other	—	—	—	—	37	—	37

Total	$3,512	$7,706	$6,545	$19,500	$7,565	$3,415	$48,243

        In accordance with statutory accounting requirements and U.S. insurance laws and regulations, in order for the Company to receive credit for liabilities ceded to reinsurers domiciled outside of the U.S., such reinsurers must secure their liabilities to the Company. The unauthorized reinsurers in the table above post collateral for the benefit of the Company in an amount at least equal to the sum of their ceded unearned premium reserve, loss reserves and contingency reserves calculated on a statutory basis of accounting. Collateral may be in the form of letters of credit or trust accounts. The total collateral posted by all non-affiliated reinsurers as of September 30, 2010 exceeds $28.8 million.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

12. Reinsurance (Continued)

        Reinsurance recoverable on unpaid losses and LAE as of September 30, 2010 and December 31, 2009 were $62.1 million and $50.7 million, respectively. In the event that any or all of the reinsurers are unable to meet their obligations, the Company would be liable for such defaulted amounts. See Note 15 for a summary of exposure to other monolines.

Agreement with CIFG Assurance North America, Inc.

        AGC entered into an agreement with CIFG Assurance North America, Inc. ("CIFG") to assume a diversified portfolio of financial guaranty contracts totaling approximately $13.3 billion of net par outstanding. The Company closed the transaction in January 2009 and received $75.6 million, which included $85.7 million of upfront premiums net of ceding commissions, and is entitled to approximately $12.2 million of future installments, as of the date of closing, related to this transaction.

13. Dividends and Capital Requirements

        AGC is a Maryland domiciled insurance company. Under Maryland's 1993 revised insurance law, AGC may not pay dividends out of earned surplus in any twelve-month period in an aggregate amount exceeding the lesser of (a) 10% of surplus to policyholders or (b) net investment income at the preceding December 31, 2009 (including net investment income which has not already been paid out as dividends for the three calendar years prior to the preceding calendar year) without prior approval of the Maryland Commissioner of Insurance. As of September 30, 2010, the amount available for distribution from the Company during 2010 with notice to, but without prior approval of, the Maryland Commissioner of Insurance under the Maryland insurance law is approximately $97.3 million. During Nine Months 2010 and 2009, AGC declared and paid $40.0 million and $16.8 million, respectively, in dividends to AGUS. Under Maryland insurance regulations, AGC is required at all times to maintain a minimum capital stock of $1.5 million and minimum surplus as regards policyholders of $1.5 million.

14. Commitments and Contingencies

Legal Proceedings

Litigation

        Lawsuits arise in the ordinary course of the Company's business. It is the opinion of the Company's management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company's financial position or liquidity, although an adverse resolution of litigation against the Company could have a material adverse effect on the Company's results of operations in a particular quarter or fiscal year. In addition, in the ordinary course of its business, either AGC or AGUK may assert claims in legal proceedings against third parties to recover losses paid in prior periods. For example, as described in Note 5, as of the date of this filing, AGC has filed complaints against certain sponsors of RMBS securities that AGC had insured, alleging, among other claims, that such persons had breached R&W in the transaction documents and failed to cure or repurchase defective loans. The amounts, if any, AGC or AGUK will recover in these proceedings are uncertain, although recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or fiscal year could be material to the Company's results of operations in that particular quarter or fiscal year.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

14. Commitments and Contingencies (Continued)

        The Company has received subpoenas duces tecum and interrogatories from the State of Connecticut Attorney General and the Attorney General of the State of California related to antitrust concerns associated with the methodologies used by rating agencies for determining the credit rating of municipal debt, including a proposal by Moody's to assign corporate equivalent ratings to municipal obligations, and the Company's communications with rating agencies. The Company has satisfied or is in the process of satisfying such requests. It may receive additional inquiries from these or other regulators and expects to provide additional information to such regulators regarding their inquiries in the future.

        AGM and various other financial guarantors were named in three complaints filed in the Superior Court, San Francisco County, California in December 2008 and January 2009 by the following plaintiffs: (a) City of Los Angeles, acting by and through the Department of Water and Power; (b) Sacramento Municipal Utility District; and (c) City of Sacramento. In or about August 2009, plaintiffs in these cases filed amended complaints against AGC and AGM. At the same time, AGC and AGM were named in six other amended complaints and three new complaints by the following plaintiffs: (d) City of Los Angeles; (e) City of Oakland; (f) City of Riverside; (g) City of Stockton; (h) County of Alameda; (i) County of Contra Costa; (j) County of San Mateo; (k) Los Angeles World Airports; and (l) City and County of San Francisco. Plaintiffs thereafter dismissed AGC and AGM from the City and County of San Francisco complaint in September 2009.

        These complaints allege (i) participation in a conspiracy in violation of California's antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and created market demand for municipal bond insurance, (ii) participation in risky financial transactions in other lines of business that damaged each bond insurer's financial condition (thereby undermining the value of each of their guaranties), and (iii) a failure to adequately disclose the impact of those transactions on their financial condition. In addition to their antitrust claims, various plaintiffs in these actions assert claims for breach of the covenant of good faith and fair dealing, fraud, unjust enrichment, negligence, and negligent misrepresentation.

        At a hearing on March 1, 2010, the court on its own motion struck all of the plaintiffs' complaints with leave to amend. The court instructed plaintiffs to file one consolidated complaint. The complaints in these lawsuits generally seek unspecified monetary damages, interest, attorneys' fees, costs and other expenses. On May 28, 2010, the plaintiffs, together with certain new plaintiffs, filed two consolidated complaints, making allegations similar to those contained in their previous complaints. The newly added plaintiffs are as follows: (m) City of Richmond; (n) Redwood City; (o) East Bay Municipal Utility District; (p) Sacramento Suburban Water District; (q) City of San Jose; (r) County of Tulare; (s) The Regents of the University of California; (t) The Redevelopment Agency of the City of Riverside and (u) The Public Financing Authority of the City of Riverside. On July 7, 2010, plaintiffs' counsel filed another complaint, adding as a new plaintiff (v) The Jewish Community Center of San Francisco, which in addition to asserting the claims discussed above, asserts claims for unfair business practices under California state law, and (w) the San Jose Redevelopment Agency, which asserts claims for antitrust violations under California law. By letter dated July 13, 2010, plaintiffs' counsel proposed amending a similar complaint filed by (x) The Olympic Club to allege claims against AGC and AGM. The three amended complaints were filed on October 13, 2010. On September 17, 2010, AGC, AGM, and other named defendants filed demurrers to plaintiffs' complaints. On October 29, 2010, plaintiff Sacramento

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

14. Commitments and Contingencies (Continued)

Municipal Utility District dismissed with prejudice all pending cases and actions against AGC and AGM. The Company cannot reasonably estimate the possible loss or range of loss that may arise from these lawsuits.

Assumed Reinsurance

        The Company is party to reinsurance agreements as a reinsurer to other monoline financial guaranty insurance companies. The Company's facultative and treaty agreements are generally subject to termination:

  (a)
  upon written notice (ranging from 90 to 120 days) prior to the specified deadline for renewal,

  (b)
  at the option of the primary insurer if the Company fails to maintain certain financial, regulatory and rating agency criteria which are equivalent to or more stringent than those the Company is otherwise required to maintain for its own compliance with state mandated insurance laws and to maintain a specified financial strength rating for the particular insurance subsidiary, or

  (c)
  upon certain changes of control of the Company.

        Upon termination under the conditions set forth in (b) and (c) above, the Company may be required (under some of its reinsurance agreements) to return to the primary insurer all statutory unearned premiums, less ceding commissions, attributable to reinsurance ceded pursuant to such agreements after which the Company would be released from liability with respect to the assumed business. Upon the occurrence of the conditions set forth in (b) above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid. See Note 12.

15. Summary of Relationships with Monolines

        The tables below summarize the exposure to each financial guaranty monoline insurer by exposure category and the underlying ratings of the Company's insured risks based on the Company's internal rating scale.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

15. Summary of Relationships with Monolines (Continued)

Summary of Relationships With Monolines

	As of September 30, 2010
	Insured Portfolios
	Assumed Par Outstanding	Second-to-Pay Insured Par Outstanding	Ceded Par Outstanding
	(in millions)
Affiliated Companies	$—	$—	$44,605
RAM	—	—	3,170
Radian	—	1	184
MBIA	7,441	1,894	138
CIFG	5,603	109	—
Ambac	2,554	2,204	109
Financial Guaranty Insurance Company ("FGIC")	494	1,580	—
Syncora Guarantee Inc. ("Syncora")	18	882	—
ACA Financial Guaranty Corporation ("ACA")	2	1	36
Berkshire Hathaway Assurance Corporation ("Berkshire")	—	—	—
Multiple owner	—	2,008	—

Total	$16,112	$8,679	$48,242

	As of September 30, 2010
	Investment Portfolio	Assumed Premium Receivable net of Commissions	Assumed Expected Loss and LAE	Ceded Expected Loss and LAE
	(in millions)
Affiliated Companies	$94.7	$—	$—	$19.4
RAM	—	—	—	(8.1)
Radian	—	—	—	—
MBIA	145.9	0.8	(4.4)	—
CIFG	—	7.0	—	—
Ambac	154.6	13.7	(9.7)	—
FGIC	5.4	—	(18.6)	—
Syncora	—	—	(1.6)	—
ACA	—	—	—	—
Berkshire	4.9	—	—	—
Multiple owner	—	—	—	—

Total	$405.5	$21.5	$(34.3)	$11.3

        Assumed par outstanding represents the amount of par assumed by the Company from other monolines. Under these relationships, the Company assumes a portion of the ceding company's insured risk in exchange for a premium. The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

15. Summary of Relationships with Monolines (Continued)

        Second-to-pay insured par outstanding represents transactions we have insured on a second-to-pay basis that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer.

        The table below presents the insured par outstanding categorized by rating as of September 30, 2010:

Second-to-Pay Insured Par Outstanding
As of September 30, 2010

	Public Finance					Structured Finance
	AAA	AA	A	BBB	BIG	AAA	AA	A	BBB	BIG	Total
	(in millions)
Radian	$—	$—	$—	$1	$—	$—	$—	$—	$—	$—	$1
MBIA	48	252	1,059	149	—	36	61	33	232	24	1,894
CIFG	—	4	40	65	—	—	—	—	—	—	109
Ambac	15	320	528	768	—	28	—	251	66	228	2,204
FGIC	—	47	74	302	55	805	167	114	16	—	1,580
Syncora	—	—	234	126	56	—	134	86	193	53	882
ACA	—	—	—	1	—	—	—	—	—	—	1
Multiple owner	689	—	923	243	—	153	—	—	—	—	2,008

Total	$752	$623	$2,858	$1,655	$111	$1,022	$362	$484	$507	$305	$8,679

(1)
Assured Guaranty's internal rating.

        Ceded par outstanding represents the portion of insured risk ceded to other reinsurers. Under these relationships, the Company cedes a portion of its insured risk in exchange for a premium paid to the reinsurer. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. See Note 12.

        Amounts for the investment portfolio presented above are based on fair value. Securities within the Investment Portfolio that are wrapped by monolines may decline in value based on the rating of the monoline.

16. Note Payable to Affiliate and Credit Facilities

Note Payable to Affiliate

        On December 18, 2009, AGC issued a surplus note with a principal amount of $300.0 million to AGM. This Note Payable to Affiliate carries a simple interest rate of 5.0% per annum and matures on December 31, 2029. Principal is payable at the option of AGC prior to the final maturity of the note in 2029 and interest is payable on the note annually in arrears as of December 31st of each year, commencing December 31, 2010. Payments of principal and interest are subject to AGC having

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

16. Note Payable to Affiliate and Credit Facilities (Continued)

policyholders' surplus in excess of statutory minimum requirements after such payment and to prior written approval by the Maryland Insurance Administration. No amounts were due for payment in Nine Months 2010.

Credit Facilities

Recourse Credit Facilities

2006 Credit Facility

        On November 6, 2006, AGL and certain of its subsidiaries entered into a $300.0 million five-year unsecured revolving credit facility (the "2006 Credit Facility") with a syndicate of banks. Under the 2006 Credit Facility, each of AGC, AGUK, AG Re, Assured Guaranty Re Overseas Ltd. ("AGRO") and AGL are entitled to request the banks to make loans to such borrower or to request that letters of credit be issued for the account of such borrower. Of the $300.0 million available to be borrowed, no more than $100.0 million may be borrowed by AGL, AG Re or AGRO, individually or in the aggregate, and no more than $20.0 million may be borrowed by AGUK. The stated amount of all outstanding letters of credit and the amount of all unpaid drawings in respect of all letters of credit cannot, in the aggregate, exceed $100.0 million. The 2006 Credit Facility also provides that AGL may request that the commitment of the banks be increased an additional $100.0 million up to a maximum aggregate amount of $400.0 million. Any such incremental commitment increase is subject to certain conditions provided in the agreement and must be for at least $25.0 million.

        The proceeds of the loans and letters of credit are to be used for the working capital and other general corporate purposes of the borrowers and to support reinsurance transactions.

        At the effective date of the 2006 Credit Facility, AGC guaranteed the obligations of AGUK under the facility and AGL guaranteed the obligations of AG Re and AGRO under the facility and agreed that, if the Company consolidated assets (as defined in the related credit agreement) of AGC and its subsidiaries were to fall below $1.2 billion, it would, within 15 days, guarantee the obligations of AGC and AGUK under the facility. At the same time, Assured Guaranty Overseas US Holdings Inc. ("AGOUS") guaranteed the obligations of AGL, AG Re and AGRO under the facility, and each of AG Re and AGRO guaranteed the other as well as AGL.

        The 2006 Credit Facility's financial covenants require that AGL:

  (a)
  maintain a minimum net worth of 75% of the Consolidated Net Worth of Assured Guaranty as of June 30, 2009 (calculated as if the AGMH Acquisition had been consummated on such date); and

  (b)
  maintain a maximum debt-to-capital ratio of 30%.

        In addition, the 2006 Credit Facility requires that AGC maintain qualified statutory capital of at least 75% of its statutory capital as of the fiscal quarter ended June 30, 2006. Furthermore, the 2006 Credit Facility contains restrictions on AGL and its subsidiaries, including, among other things, in respect of their ability to incur debt, permit liens, become liable in respect of guaranties, make loans or investments, pay dividends or make distributions, dissolve or become party to a merger, consolidation or acquisition, dispose of assets or enter into affiliate transactions. Most of these restrictions are subject

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

16. Note Payable to Affiliate and Credit Facilities (Continued)

to certain minimum thresholds and exceptions. The 2006 Credit Facility has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of R&W, bankruptcy or insolvency proceedings, change of control and cross-default to other debt agreements. A default by one borrower will give rise to a right of the lenders to terminate the facility and accelerate all amounts then outstanding. As of September 30, 2010 and December 31, 2009, Assured Guaranty was in compliance with all of the financial covenants.

        As of September 30, 2010, no amounts were outstanding under this facility nor have there been any borrowings during the life of the 2006 Credit Facility.

        Letters of credit totaling approximately $2.9 million remained outstanding as of September 30, 2010 and December 31, 2009. The Company obtained the letters of credit in connection with entering into a lease for new office space in 2008, which space was subsequently sublet.

Committed Capital Securities

Committed Capital Securities

	Third Quarter		Nine Months
	2010	2009	2010	2009
	(in millions)
Put option premium (expense)	$(1.4)	$(1.3)	$(4.7)	$(4.6)
Fair value gain (loss)	(2.2)	(1.2)	5.1	(42.2)

AGC CCS Securities

        On April 8, 2005, AGC entered into separate agreements (the "Put Agreements") with four custodial trusts (each, a "Custodial Trust") pursuant to which AGC may, at its option, cause each of the Custodial Trusts to purchase up to $50.0 million of perpetual preferred stock of AGC (the "AGC Preferred Stock"). The custodial trusts were created as a vehicle for providing capital support to AGC by allowing AGC to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put option. If the put options were exercised, AGC would receive $200.0 million in return for the issuance of its own perpetual preferred stock, the proceeds of which may be used for any purpose, including the payment of claims. The put options have not been exercised through the date of this filing. Initially, all of AGC CCS Securities were issued to a special purpose pass-through trust (the "Pass-Through Trust"). The Pass-Through Trust was dissolved in April 2008 and the AGC CCS Securities were distributed to the holders of the Pass-Through Trust's securities. Neither the Pass-Through Trust nor the custodial trusts are consolidated in the Company's financial statements.

        Income distributions on the Pass-Through Trust Securities and AGC CCS Securities were equal to an annualized rate of one-month LIBOR plus 110 basis points for all periods ending on or prior to April 8, 2008. Following dissolution of the Pass-Through Trust, distributions on the AGC CCS Securities are determined pursuant to an auction process. On April 7, 2008, this auction process failed, thereby increasing the annualized rate on the AGC CCS Securities to One-Month LIBOR plus 250 basis points. Distributions on the AGC preferred stock will be determined pursuant to the same process.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

17. Employee Benefit Plans

Share-Based Compensation

Share-Based Compensation Summary

	Third Quarter		Nine Months
	2010	2009	2010	2009
	(in millions)
Share-based compensation cost, before the effects of DAC, pre tax	$1.3	$1.3	$5.6	$5.0
Share based compensation expense for retirement-eligible employees, pre-tax	—	—	1.5	0.6

Cash-Based Compensation

Performance Retention Plan

	Third Quarter		Nine Months
	2010	2009	2010	2009
	(in millions)
Performance Retention Plan expense, pre-tax	$1.0	$0.7	$6.1	$3.7
Performance Retention Plan expense for retirement-eligible employees, pre-tax	—	—	1.3	1.5

18. Segment Reporting

        The Company has two principal business segments, each reported net of cessions to third party reinsurers:

  (1)
  financial guaranty direct, which includes transactions whereby the Company provides an unconditional and irrevocable guaranty that indemnifies the holder of a financial obligation against non-payment of principal and interest when due, and may take the form of a credit derivative; and

  (2)
  financial guaranty reinsurance, which includes agreements whereby the Company is a reinsurer and agrees to indemnify a primary insurance company against part or all of the loss which the latter may sustain under a policy it has issued; and

        The Other includes lines of business in which the Company no longer active. The Company does not segregate assets and liabilities at a segment level since management reviews and controls these assets and liabilities on a consolidated basis. The Company allocates operating expenses to each segment based on a comprehensive cost study and is based on departmental time estimates and headcount.

        The Company manages its business without regard to accounting requirements to consolidate certain VIEs. As a result, underwriting gain or loss includes results of operations as if consolidated VIEs were accounted for as insurance.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

18. Segment Reporting (Continued)

        The following tables summarize the components of underwriting gain (loss) for each reporting segment:

Underwriting Gain (Loss) by Segment

	Third Quarter 2010
	Financial Guaranty Direct	Financial Guaranty Reinsurance	Other	Underwriting Gain (Loss)	Consolidation of VIEs	Total
	(in millions)
Net earned premiums	$23.3	$4.6	$0.1	$28.0	$(0.3)	$27.7
Credit derivative revenues(1)	21.3	(0.1)	—	21.2	—	21.2
Other income	(1.3)	—	—	(1.3)	—	(1.3)
Loss and loss adjustment (expenses) recoveries	(18.0)	(0.3)	—	(18.3)	0.3	(18.0)
Losses incurred on credit derivatives	(8.1)	(0.8)	—	(8.9)	—	(8.9)
Amortization of deferred acquisition costs	(2.4)	(1.8)	—	(4.2)	—	(4.2)
Other operating expenses	(16.4)	(0.9)	(0.1)	(17.4)	—	(17.4)

Underwriting gain (loss)	$(1.6)	$0.7	$—	$(0.9)

	Third Quarter, 2009
	Financial Guaranty Direct	Financial Guaranty Reinsurance	Other	Total
	(in millions)
Net earned premiums	$12.0	$1.4	$—	$13.4
Credit derivative revenues(1)	22.4	—	—	22.4
Other income	(0.2)	—	—	(0.2)
Loss and loss adjustment (expenses) recoveries	(62.6)	(15.2)	—	(77.8)
Losses incurred on credit derivatives	(142.1)	0.2	—	(141.9)
Amortization of deferred acquisition costs	(0.3)	0.2	—	(0.1)
Other operating expenses	(11.9)	(1.9)	—	(13.8)

Underwriting gain (loss)	$(182.7)	$(15.3)	$—	$(198.0)

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

18. Segment Reporting (Continued)

	Nine Months 2010
	Financial Guaranty Direct	Financial Guaranty Reinsurance	Other	Underwriting Gain (Loss)	Consolidation of VIEs	Total
	(in millions)
Net earned premiums	$67.7	$15.4	$0.2	$83.3	$(1.0)	$82.3
Credit derivative revenues(1)	62.8	—	—	62.8	—	62.8
Other income	(1.3)	—	—	(1.3)	—	(1.3)
Loss and loss adjustment (expenses) recoveries	(55.0)	(1.5)	—	(56.5)	0.3	(56.2)
Losses incurred on credit derivatives	(71.8)	(1.3)	—	(73.1)	—	(73.1)
Amortization of deferred acquisition costs	(4.4)	(5.5)	—	(9.9)	—	(9.9)
Other operating expenses	(54.3)	(3.3)	(0.1)	(57.7)	—	(57.7)

Underwriting gain (loss)	$(56.3)	$3.8	$0.1	$(52.4)

	Nine Months 2009
	Financial Guaranty Direct	Financial Guaranty Reinsurance	Other	Total
	(in millions)
Net earned premiums	$93.1	$14.7	$—	$107.8
Credit derivative revenues(1)	67.4	—	—	67.4
Other income	0.9	0.1	—	1.0
Loss and loss adjustment (expenses) recoveries	(110.8)	(34.8)	—	(145.6)
Losses incurred on credit derivatives	(169.1)	(0.1)	—	(169.2)
Amortization of deferred acquisition costs	2.8	(5.7)	—	(2.9)
Other operating expenses	(36.6)	(6.6)	—	(43.2)

Underwriting gain (loss)	$(152.3)	$(32.4)	$—	$(184.7)

(1)
Comprised of premiums and ceding commissions.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

18. Segment Reporting (Continued)

Reconciliation of Underwriting Gain (Loss)
to Income (Loss) before Income Taxes

	Third Quarter		Nine Months
	2010	2009	2010	2009
	(in millions)
Total underwriting gain (loss)	$(0.9)	$(198.0)	$(52.4)	$(184.7)
Net investment income	19.8	19.3	63.2	58.3
Net realized investment gains (losses)	(0.1)	0.6	2.3	6.2
Unrealized gains (losses) on credit derivatives, excluding incurred losses on credit derivatives	(186.8)	56.8	69.7	(163.9)
Fair value (loss) gain on committed capital securities	(2.2)	(1.2)	5.1	(42.2)
Financial guaranty VIE net revenues and expenses	24.3	—	27.4	—
Other income(1)	2.1	3.6	(3.0)	3.6
Interest expense	(3.8)	—	(11.3)	—
Goodwill impairment	—	(85.4)	—	(85.4)
Other operating expenses(2)	(1.4)	(4.3)	(7.8)	(23.7)
Elimination of insurance accounts for VIE	—	—	(0.7)	—

Income (loss) before income taxes	$(149.0)	$(208.6)	$92.5	$(431.8)

(1)
Includes foreign exchange gain (loss) on revaluation of premium receivable.

(2)
Represents amounts recorded for CCS premium expense and lease termination and other charges.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2010

18. Segment Reporting (Continued)

        The following table provides the source from which each of the Company's segments derives their net earned premiums:

Net Earned Premium by Segment

	Third Quarter		Nine Months
	2010	2009	2010	2009
	(in millions)
Financial guaranty direct:
Public finance	$13.8	$2.4	$39.7	$63.9
Structured finance	9.5	9.6	28.0	29.2

Total	23.3	12.0	67.7	93.1
Financial guaranty reinsurance:
Public finance	3.4	0.4	13.1	12.0
Structured finance	1.2	1.0	2.3	2.7

Total	4.6	1.4	15.4	14.7
Other	0.1	—	0.2	—

Subtotal	28.0	13.4	83.3	107.8
Consolidation of VIEs	(0.3)	—	(1.0)	—

Total net earned premiums	27.7	13.4	82.3	107.8
Net credit derivative premiums received and receivable	19.3	20.3	57.0	61.1

Total net earned premiums and credit derivative premiums received and receivable	$47.0	$33.7	$139.3	$168.9

QuickLinks

  Exhibit 99.4
Assured Guaranty Corp. Consolidated Balance Sheets (Unaudited) (dollars in thousands except per share and share amounts)
Assured Guaranty Corp. Consolidated Statements of Operations (Unaudited) (in thousands)
Assured Guaranty Corp. Consolidated Statements of Comprehensive Income (Unaudited) (in thousands)
Assured Guaranty Corp. Consolidated Statement of Shareholder's Equity (Unaudited) For the Nine Months Ended September 30, 2010 (in thousands)
Assured Guaranty Corp. Consolidated Statements of Cash Flows (Unaudited) (in thousands)
Assured Guaranty Corp. Notes to Consolidated Financial Statements (Unaudited) September 30, 2010
Debt Service Outstanding
Summary of Public Finance Insured Portfolio By Type of Issue
Summary of Structured Finance Insured Portfolio By Type of Collateral
Summary of Insured Portfolio By Rating
Financial Guaranty Exposures (Insurance and Credit Derivative Form)
Expected Collections of Gross Premiums Receivable, Net of Ceding Commissions Payable
Gross Premium Receivable, Net of Ceding Commissions Payable Roll Forward
Selected Information for Policies Paid in Installments
Net Earned Premiums(2)
Expected Financial Guaranty Insurance Scheduled Net Earned Premiums and Net Loss to be Expensed
Loss and LAE (Recoveries) By Type
Financial Guaranty Insurance Contracts Net Losses Paid
Key Assumptions in Base Case Expected Loss Estimates Second Lien RMBS(1)
Key Assumptions in Base Case Expected Loss Estimates of First Lien RMBS Transactions
Rollforward of Estimated Benefit from Recoveries of R&W Breaches, Net of Reinsurance
Realized Gains and Other Settlements on Credit Derivatives
Change in Unrealized Gains (Losses) on Credit Derivatives
Effect of the Company's Credit Spread on Credit Derivatives Fair Value
Net Par Outstanding on Credit Derivatives
Distribution of Direct Credit Derivative Net Par Outstanding by Rating(1)
U.S. Residential Mortgage-Backed Securities
Commercial Mortgage-Backed Securities
Consolidated VIEs
Fair Value of Financial Instruments
Fair Value Hierarchy of Financial Instruments As of September 30, 2010
Fair Value Hierarchy of Financial Instruments As of December 31, 2009
Information by Credit Spread Type
Net Investment Income